Exhibit 4.1

CINCINNATI BELL INC.

7.000% SENIOR NOTES DUE 2024

INDENTURE

Dated as of September 22, 2016

REGIONS BANK

Trustee

TABLE OF CONTENTS

Article 1 DEFINITIONS AND INCORPORATION BY REFERENCE	- 1 -

Section 1.01	Definitions	- 1 -
Section 1.02	Other Definitions	- 34 -
Section 1.03	Rules of Construction	- 34 -

Article 2 THE NOTES	- 35 -

Section 2.01	Form and Dating	- 35 -
Section 2.02	Execution and Authentication	- 36 -
Section 2.03	Methods of Receiving Payments on the Notes	- 37 -
Section 2.04	Registrar and Paying Agent	- 37 -
Section 2.05	Paying Agent to Hold Money in Trust	- 37 -
Section 2.06	Holder Lists	- 38 -
Section 2.07	Transfer and Exchange	- 38 -
Section 2.08	Replacement Notes	- 47 -
Section 2.09	Outstanding Notes	- 48 -
Section 2.10	Treasury Notes	- 48 -
Section 2.11	Temporary Notes	- 48 -
Section 2.12	Cancellation	- 48 -
Section 2.13	Defaulted Interest	- 49 -
Section 2.14	CUSIP Numbers	- 49 -

Article 3 REDEMPTION AND OFFERS TO PURCHASE	- 49 -

Section 3.01	Notices to Trustee	- 49 -
Section 3.02	Selection of Notes to Be Redeemed	- 49 -
Section 3.03	Notice of Redemption	- 50 -
Section 3.04	Effect of Notice of Redemption	- 51 -
Section 3.05	Deposit of Redemption Price	- 51 -

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SECTION 3.06	Notes Redeemed in Part	- 51 -
SECTION 3.07	Optional Redemption	- 52 -
SECTION 3.08	Mandatory Redemption	- 52 -
SECTION 3.09	Clean-Up Call; Conditional Call	- 52 -

ARTICLE 4 COVENANTS	- 53 -

SECTION 4.01	Payment of Notes	- 53 -
SECTION 4.02	Maintenance of Office or Agency	- 53 -
SECTION 4.03	Reports	- 54 -
SECTION 4.04	Compliance Certificate	- 54 -
SECTION 4.05	[Reserved]	- 55 -
SECTION 4.06	Stay, Extension and Usury Laws	- 55 -
SECTION 4.07	Restricted Payments	- 55 -
SECTION 4.08	Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries	- 61 -
SECTION 4.09	Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock	- 63 -
SECTION 4.10	Asset Sales	- 68 -
SECTION 4.11	Transactions with Affiliates	- 70 -
SECTION 4.12	Liens	- 73 -
SECTION 4.13	[Reserved]	- 73 -
SECTION 4.14	Offer to Repurchase upon a Change of Control	- 73 -
SECTION 4.15	Designation of Restricted and Unrestricted Subsidiaries	- 75 -
SECTION 4.16	[Reserved]	- 75 -
SECTION 4.17	Guarantees	- 75 -
SECTION 4.18	[Reserved]	- 76 -
SECTION 4.19	Suspension of Certain Covenants	- 76 -

ARTICLE 5 SUCCESSORS	- 77 -

SECTION 5.01	Merger, Consolidation or Sale of Assets	- 77 -

SECTION 5.02	Successor Corporation Substituted	- 78 -

ARTICLE 6 DEFAULTS AND REMEDIES	- 78 -

SECTION 6.01	Events of Default and Remedies	- 78 -
SECTION 6.02	Acceleration	- 80 -
SECTION 6.03	Other Remedies	- 80 -
SECTION 6.04	Waiver of Past Defaults	- 80 -
SECTION 6.05	Control by Majority	- 81 -
SECTION 6.06	Limitation on Suits	- 81 -
SECTION 6.07	Rights of Holders to Receive Payment	- 81 -
SECTION 6.08	Collection Suit by Trustee	- 81 -
SECTION 6.09	Trustee May File Proofs of Claim	- 81 -
SECTION 6.10	Priorities	- 82 -
SECTION 6.11	Undertaking for Costs	- 82 -

ARTICLE 7 TRUSTEE	- 83 -

SECTION 7.01	Duties of Trustee	- 83 -
SECTION 7.02	Certain Rights of Trustee	- 84 -
SECTION 7.03	Individual Rights of Trustee	- 85 -
SECTION 7.04	Trustee’s Disclaimer	- 85 -
SECTION 7.05	Notice of Defaults	- 85 -
SECTION 7.06	Reports by Trustee to Holders of the Notes	- 85 -
SECTION 7.07	Compensation and Indemnity	- 86 -
SECTION 7.08	Replacement of Trustee	- 87 -
SECTION 7.09	Successor Trustee by Merger, Etc.	- 88 -
SECTION 7.10	Eligibility; Disqualification	- 88 -
SECTION 7.11	Preferential Collection of Claims Against Company	- 88 -

ARTICLE 8 DEFEASANCE AND COVENANT DEFEASANCE	- 88 -

SECTION 8.01	Option to Effect Legal Defeasance or Covenant Defeasance	- 88 -
SECTION 8.02	Legal Defeasance and Discharge	- 88 -
SECTION 8.03	Covenant Defeasance	- 89 -
SECTION 8.04	Conditions to Legal or Covenant Defeasance	- 89 -
SECTION 8.05	Deposited Money and Government Securities to Be Held in Trust	- 90 -
SECTION 8.06	Repayment to the Issuer	- 91 -
SECTION 8.07	Reinstatement	- 91 -

ARTICLE 9 AMENDMENT, SUPPLEMENT AND WAIVER	- 92 -

SECTION 9.01	Without Consent of Holders	- 92 -
SECTION 9.02	With Consent of Holders	- 93 -
SECTION 9.03	Revocation and Effect of Consents	- 94 -
SECTION 9.04	Notation on or Exchange of Notes	- 95 -
SECTION 9.05	Trustee to Sign Amendments, Etc.	- 95 -

ARTICLE 10 NOTE GUARANTEES	- 95 -

SECTION 10.01	Guarantee	- 95 -
SECTION 10.02	Limitation on Guarantor Liability	- 96 -
SECTION 10.03	Execution and Delivery of Note Guarantee	- 96 -
SECTION 10.04	Guarantors May Consolidate, Etc., on Certain Terms	- 96 -
SECTION 10.05	Release of Guarantor	- 97 -
SECTION 10.06	Benefits Acknowledged	- 98 -

ARTICLE 11 SATISFACTION AND DISCHARGE	- 99 -

SECTION 11.01	Satisfaction and Discharge	- 99 -
SECTION 11.02	Deposited Money and Government Securities to Be Held in Trust	- 100 -
SECTION 11.03	Repayment to the Issuer	- 100 -

ARTICLE 12 MISCELLANEOUS	- 101 -

SECTION 12.01	Notices	- 101 -
SECTION 12.02	Communication by Holders with Other Holders	- 102 -
SECTION 12.03	Certificate and Opinion as to Conditions Precedent	- 102 -
SECTION 12.04	Statements Required in Certificate or Opinion	- 103 -
SECTION 12.05	Rules by Trustee and Agents	- 103 -
SECTION 12.06	No Personal Liability of Directors, Officers, Employees and Stockholders	- 103 -
SECTION 12.07	Governing Law	- 103 -
SECTION 12.08	Waiver of Jury Trial	- 103 -
SECTION 12.09	Consent to Jurisdiction	- 103 -
SECTION 12.10	No Adverse Interpretation of Other Agreements	- 104 -
SECTION 12.11	Successors	- 104 -
SECTION 12.12	Severability	- 104 -
SECTION 12.13	Counterpart Originals	- 104 -
SECTION 12.14	Acts of Holders	- 104 -
SECTION 12.15	Benefit of Indenture	- 105 -
SECTION 12.16	Table of Contents, Headings, Etc.	- 105 -
SECTION 12.17	U.S.A. Patriot Act	- 105 -

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EXHIBITS

Exhibit A	Form of Note

Exhibit B	Form of Certificate of Transfer

Exhibit C	Form of Certificate of Exchange

Exhibit D	Form of Certificate from Acquiring Institutional Accredited Investor

Exhibit E	Form of Supplemental Indenture to be Delivered by Subsequent Guarantors

INDENTURE dated as of September 22, 2016, among Cincinnati Bell Inc., an Ohio corporation (the “Issuer”), the subsidiaries of the Issuer listed on the signature pages hereof as Guarantors, and Regions Bank, as trustee.

RECITALS OF THE ISSUER

The Issuer has duly authorized the creation of an issuance of 7.000% Senior Notes due 2024, and to provide therefor the Issuer has duly authorized the execution and delivery of this Indenture.

All things necessary to make the Notes (as defined below), when executed by the Issuer, authenticated and delivered hereunder and duly issued by the Issuer, the valid and binding obligations of the Issuer, and to make this Indenture a valid and legally binding agreement of the Issuer, in accordance with its terms, have been done.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the benefit of each other and the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE 1
 DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01  Definitions.

“144A Global Note” means a global note substantially in the form of Exhibit A, as applicable, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, that shall be issued in a denomination equal to the outstanding principal amount at maturity of the Notes sold in reliance on Rule 144A.

“Acquired Indebtedness” means Indebtedness, (1) of a Person existing at the time such Person merges with or into the Issuer or Restricted Subsidiary, or (2) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, or (3) assumed in connection with the acquisition of assets from such Person.

 “Additional Notes” means an unlimited maximum aggregate principal amount of Notes (other than the Notes issued on the date hereof) issued under this Indenture in accordance with Section 2.02 and Section 4.09 and having the same terms in all respects as the Notes, or similar in all respects to the Notes, except that interest will accrue on the Additional Notes from their date of issuance.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control”, as used with respect to any Person, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.  For purposes of this definition, the terms “controlling”, “controlled by” and “under common control with” will have correlative meanings.

“Agent” means any Registrar, Custodian or Paying Agent.

“Applicable Premium” means, with respect to a Note at any date of redemption, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value (discounted semi-annually) at such date of redemption of (1) the redemption price of such Note thereon on September 15, 2019 as set out in the table in Section 3.07(b), plus (2) all remaining required interest payments due on such Note through September 15, 2019 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.

“Applicable Procedures” means, with respect to any payment, tender, redemption, transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such payment, tender, redemption, transfer or exchange.

“Asset Sale” means:

(a)
the sale, lease, conveyance or other disposition of any assets of the Issuer or any of its Restricted Subsidiaries outside the ordinary course of business (each referred to in this definition as a “disposition”); or

(b)
the issuance of Equity Interests by any of the Issuer’s Restricted Subsidiaries or the disposition by the Issuer or any Restricted Subsidiary thereof of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, the following items shall be deemed not to be Asset Sales:

(1)
the issuance by any of the Issuer’s Restricted Subsidiaries or the disposition by the Issuer or any Restricted Subsidiary of (a) directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law or (b) Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 4.09 hereof;

(2)	any single transaction or series of related transactions that involves assets or Equity Interests having a Fair Market Value of less than $5.0 million in the aggregate in any fiscal year;

(3)	a disposition of assets or Equity Interests between or among the Issuer and its Restricted Subsidiaries;

(4)	an issuance of Equity Interests by a Restricted Subsidiary of the Issuer to the Issuer or to another Restricted Subsidiary thereof;

(5)
a disposition or discount of equipment, inventory, accounts receivable, notes receivable or other assets or the conversion of accounts receivable into notes receivable, in each case, in the ordinary course of business;

(6)	a disposition of Cash Equivalents or Investment Grade Securities;

(7)	a disposition that constitutes a Restricted Payment that is permitted by Section 4.07 or a Permitted Investment;

(8)
a disposition of any property or equipment that has become damaged, worn out or obsolete or any disposition of inventory or goods (or other assets) held for sale or no longer used or useful in the business of the Issuer or its Restricted Subsidiaries;

(9)	the creation of a Lien not prohibited by this Indenture;

(10)	any issuance, disposition or sale of Equity Interests in, or Indebtedness, assets or other securities of, an Unrestricted Subsidiary;

(11)
(i) the licensing and sub-licensing of intellectual property or other general intangibles in the ordinary course of business or consistent with past practice and (ii) a grant of a license to use Issuer’s or any Restricted Subsidiary’s patents, trade secrets, know-how or other intellectual property to the extent that such license does not limit in any material respect the licensor’s use of the patent, trade secret, know-how or other intellectual property in Issuer’s business;

(12)	any disposition of Designated Noncash Consideration; provided that such disposition increases the amount of Net Proceeds of the Asset Sale that resulted in such Designated Noncash Consideration;

(13)
any foreclosure, condemnation, expropriation or any similar action with respect to assets or the granting of Liens not prohibited by this Indenture upon any assets of the Issuer or any of its Restricted Subsidiaries;

(14)
the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described in Section 5.01 or any disposition that constitutes a Change of Control;

(15)
to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, as amended, or comparable law or regulation, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(16)	dispositions of inventory in the ordinary course of business;

(17)
a sale, contribution, conveyance or other transfer of Transferred Assets, or participations therein, and related assets of the type specified in the definition of Qualified Receivables Financing, by or to a Receivables Subsidiary in a Qualified Receivables Financing, or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(18)
any financing transaction with respect to the acquisition or construction of property by the Issuer or any Restricted Subsidiary of the Issuer after the Issue Date, including Sale and Leaseback Transactions, and asset securitizations permitted by this Indenture;

(19)
(i) the lease, assignment or sub-lease, license or sublicense of any real or personal property in the ordinary course of business and (ii) the exercise of termination rights with respect to any such lease, assignment, sub-lease, license or sublicense;

(20)	any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(21)	the unwinding of any Hedging Obligations;

(22)
sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(23)
the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Issuer is not material to the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole;

(24)	the sale of any assets pursuant to a Sale and Leaseback Transaction;

(25)	sales of assets with a fair market value of less than $500,000;

(26)	grants of credits and allowances in the ordinary course of business;

(27)	sales or dispositions of past due accounts receivable or notes receivable in the ordinary course of business; and

(28)	trade-ins or exchanges of equipment or other fixed assets.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended.  Such present value shall be calculated using a discount rate equal to the rate of interest borne by the Notes, determined in accordance with GAAP.

“Bankruptcy Law” means title 11 of the United States Code or any similar federal or state law for the relief of debtors.

“beneficial owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.  The term “beneficially owns” shall have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or a duly authorized committee thereof;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a resolution certified by the Secretary or an Assistant Secretary of the Issuer to have been duly adopted by the Board of Directors of the Issuer and to be in full force and effect on the date of such certification.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented thereby at any time will be the amount of the liability in respect thereof that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any amount due under such lease.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)
any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Captive Insurance Subsidiary” means any Subsidiary of the Issuer that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents” means:

(1)	U.S. dollars and foreign currency received in the ordinary course of business or exchanged into U.S. dollars within 180 days;

(2)
securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), maturing, unless such securities are deposited to defease any Indebtedness, not more than one year from the date of acquisition;

(3)	(a)	Canadian Dollars, Yen, Pounds Sterling or Euros; or

(b)
in the case of any Foreign Subsidiary or any jurisdiction in which the Issuer or its Restricted Subsidiaries conducts business, such local currencies held by it from time to time in the ordinary course of business and not for speculation;

(4)
certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year, U.S. dollar denominated deposit accounts with domestic national or commercial banks and overnight bank deposits, in each case, with any commercial bank organized under the laws of the United States of America or any state, commonwealth or territory thereof having capital and surplus in excess of $250.0 million;

(5)
repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)
commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A-2” or higher from S&P or at least “P-2” or higher from Moody’s and in each case maturing within one year after the date of acquisition;

(7)
securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s or S&P and having maturities of not more than one year from the date of acquisition; and

(8)	money market funds, the assets of which primarily constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

“Centralized Cash Management System” means an intercompany cash management system in place among the Issuer and its Subsidiaries.

“Change of Control” means the occurrence of any of the following:

(1)
the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the property and assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than the Issuer or any of its Subsidiaries;

(2)
the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of acquisition, merger, amalgamation, consolidation, transfer, conveyance or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer, other than by virtue of (a) the imposition of one or more holding companies (including in connection with a business combination and regardless of whether any such holding company has other assets) or (b) the reincorporation of the Issuer in another jurisdiction, if in the case of either (a) or (b), (i) the beneficial owners of 100% of the total voting power of the Voting Stock of the Issuer immediately prior to such transaction directly or indirectly hold a majority of the voting power of the Voting Stock of such holding company or reincorporation entity immediately thereafter and (ii) no Person or group beneficially owns more than 50% of the voting power of the Voting Stock of the Issuer immediately following such transaction if such Person or group did not beneficially own more than 50% of the voting power of the Voting Stock of the Issuer prior to such transaction; or

(3)
(x) the Issuer merges or consolidates with or into any Person (except in the case of a merger or consolidation of the Issuer following which the Issuer or the surviving Person in such transaction is a Subsidiary of another Person, which shall be subject to clause (2) above) or (y) any Subsidiary of the Issuer merges or consolidates with or into any Person and, in the case of this subclause (y), in connection therewith Voting Stock of the Issuer is issued to shareholders of such other Person, unless, in the case of each of subclauses (x) and (y), immediately following such transaction, (i) the beneficial owners of 100% of the voting power of the Voting Stock of the Issuer immediately prior to such transaction, directly or indirectly hold a majority of the voting power of the Voting Stock of the Issuer or such Person in such transaction immediately after such transaction and (ii) no Person or group beneficially owns more than 50% of the voting power of the Voting Stock of the Issuer or such Person immediately following such transaction if such Person or group did not beneficially own more than 50% of the voting power of the Voting Stock of the Issuer prior to such transaction.

“Channel Financing Facility” means an equipment and inventory financing credit facility, pursuant to which the applicable lender thereunder will make available a revolving credit facility the proceeds of which will be used to fund the purchase from certain designated vendors of property in the form of (a) equipment (and related services) and (b) inventory, including for resale to customers and which credit facility will be secured by a Lien in favor of the applicable lender solely on the property acquired with such credit facility and the proceeds thereof.

“Cincinnati Bell Telephone Notes” means Cincinnati Bell Telephone Company LLC’s 6.30% Debentures due 2028.

“Clearstream” means Clearstream Banking S.A. and any successor thereto.

“Commission” means the United States Securities and Exchange Commission.

“Consolidated Adjusted Debt” means (a) the Indebtedness of the Issuer and its Restricted Subsidiaries (exclusive of Indebtedness of the type that could be incurred under Sections 4.09(b)(6), (8), (9), (10), (16), (17), (18) and (22) hereof) and (b) the greater of (i) the aggregate liquidation preference and (ii) maximum fixed repurchase price without regard to any change of control or redemption premiums of all Disqualified Stock of the Issuer and its Restricted Subsidiaries and all Preferred Stock of Restricted Subsidiaries of the Issuer, in each case determined on a consolidated basis in accordance with GAAP after giving pro forma effect to the incurrence of Indebtedness giving rise to the need to make such calculation (including a pro forma application of the use of proceeds therefrom) on such date.

“Consolidated Adjusted Debt to EBITDA Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted Debt as of such date to (b) Consolidated EBITDA for the applicable four quarter period ending on the last day of the most recently ended quarter for which internal consolidated financial statements of the Issuer and its Restricted Subsidiaries are available.

For purposes of this definition:

(1)
Consolidated EBITDA and the components of Consolidated Interest Expense and Consolidated Adjusted Debt shall be calculated with respect to such period by the Issuer in good faith on a pro forma basis, giving effect to any acquisition or disposition or incurrence or redemption or repayment of Indebtedness that (x) has given rise to the need for such calculation, (y) has occurred during such period or (z) has occurred after such period and on or prior to the date of such calculation;

(2)
Investments, acquisitions, dispositions, mergers, amalgamations and consolidations and operational changes, in each case with respect to a business, a company, a segment, an operating division or unit or line of business that the Issuer or any of its Restricted Subsidiaries has determined to make or made during the four quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the calculation of Consolidated Adjusted Debt to EBITDA Ratio shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations and consolidations and operational changes (and the change of any associated Consolidated Interest Expense and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four quarter reference period;

(3)
if since the beginning of the four quarter reference period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period has made any Investment, acquisition, disposition, merger, amalgamation and consolidation and operational changes, in each case with respect to a business, a company, a segment, an operating division or unit or line of business that would have required adjustment pursuant to this definition, then the Consolidated Adjusted Debt to EBITDA Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation and consolidation and operational changes had occurred at the beginning of the applicable four quarter reference period;

(4)
whenever pro forma effect is to be given to a transaction, any pro forma calculation shall be made in good faith by a responsible financial or accounting officer of the Issuer and any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuer, as set forth in an Officer’s Certificate, to reflect reasonably identifiable and factually supportable cost savings, operating expense reductions, restructuring charges and expenses and other operating improvements and initiatives or synergies reasonably expected to result from any action taken or expected to be taken within 18 months after the date of any Investment, acquisition, disposition, merger, amalgamation, consolidation, operational changes, restructuring, cost savings initiatives or other initiative or action being given pro forma effect, in each case, calculated in accordance with, and permitted by, the definition of “Consolidated EBITDA” in this Indenture; provided that no such amounts shall be included pursuant to this paragraph to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA with respect to such period; and

(5)
for purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Issuer.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any interest rate agreement applicable to such Indebtedness if such interest rate agreement has a remaining term in excess of 12 months).  If any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries, including the amortization of intangible assets, deferred financing fees, debt and equity issuance, amendment or syndication costs or fees, commissions, fees and expenses of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, for the applicable period of measurement, the Consolidated Net Income of the Issuer and its Restricted Subsidiaries on a consolidated basis, plus, without duplication, the following for the Issuer and its Restricted Subsidiaries to the extent deducted in calculating such Consolidated Net Income:

(1)
Consolidated Interest Expense for such period (including (x) net losses under Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and other deferred financing fees, and (z) costs of surety bonds in connection with financing activities), plus

(2)
provisions for taxes based on income, profits or capital gains, including federal, state, franchise, property and similar taxes and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations), plus

(3)	Consolidated Depreciation and Amortization Expense, plus

(4)
other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item) less other non-cash items increasing Consolidated Net Income (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), plus

(5)	charges taken in accordance with Accounting Standards Codification Topic 350, plus

(6)	the amount of any reductions in arriving at Consolidated Net Income resulting from the application of Accounting Standards Codification Topic No. 810, Consolidation, plus

(7)	the amount of earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments, plus

(8)	the amount of loss or discount on sale of Receivables, and related assets to any Receivables Subsidiary in connection with a Qualified Receivables Financing, plus

(9)
extraordinary losses and unusual or non-recurring charges or expenses (including relating to any multi-year strategic initiatives), non-recurring restructuring, recapitalization, financing, offering (including related to the offering of the Notes) or refinancing costs and reserves (if undertaken, whether or not completed), non-recurring relocation costs, one-time expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, facility consolidation and closing costs, severance costs and expenses, one-time compensation charges, signing, retention or completion bonuses, one-time costs incurred in connection with any strategic initiatives, transition costs, costs incurred in connection with non-ordinary course product and intellectual property development, one-time costs incurred in connection with completed or attempted acquisitions (or purchases of assets) or dispositions (or disposals of assets) prior to or after the Issue Date (including integration costs), other business optimization expenses (including costs and expenses relating to business optimization programs, and new systems design, retention charges, system establishment costs and implementation costs and project start-up costs), operating expenses attributable to the implementation of cost-savings initiatives, and one-time expenses attributable to severance, retention and relocation costs and curtailments and modifications to pension and post-retirement employee benefit plans, plus

(10)
the amount of cost savings, operating expense reductions, restructuring charges and expenses, other operating improvements and initiatives and synergies reasonably expected to result from any action taken or expected to be taken within 18 months of the date of any Investment, acquisition, disposition, merger, consolidation, operational changes, restructuring, cost savings initiative or other initiative or action  (which will be added to Consolidated EBITDA as so projected until fully realized and calculated as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that the aggregate amount of such cost savings, operating expense reductions, restructuring charges and expenses, other operating improvements and initiatives and synergies added back pursuant to this clause (10) for any applicable measurement period shall not exceed 20.0% of Consolidated EBITDA for such period calculated immediately before giving effect to the add back in this clause (10).

“Consolidated Interest Expense” means for the applicable period of measurement of the Issuer and its Restricted Subsidiaries on a consolidated basis, the aggregate interest expense for such period determined in accordance with GAAP (including all commissions, discounts, fees and other charges in connection with standby letters of credit and similar instruments) for the Issuer and its Restricted Subsidiaries on a consolidated basis, but excluding all amortization of financing fees and other charges incurred by the Issuer and its Restricted Subsidiaries in connection with the issuance of Indebtedness and any commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Financing.

“Consolidated Net Income” means for any period the net income (or loss) before provision for dividends on Preferred Stock of the Issuer and its Restricted Subsidiaries on a consolidated basis for such period determined in conformity with GAAP, but excluding, without duplication, the following clauses (1) through (13) to the extent included in the computations thereof:

(1)
the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period (whether effected through a cumulative effect adjustment or a retroactive application);

(2)
any net after-tax effect of gains or losses (i) on disposal, abandonment (including asset retirement costs) or discontinuance of disposed, abandoned or discontinued operations, as applicable or (ii) from operations expected to be disposed of, abandoned (including costs associated with retiring assets) or discontinued in with twelve months after the end of such period;

(3)
any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions (including the sale or other disposition of any Equity Interests of any Person) other than in the ordinary course of business, as determined in good faith by the Issuer;

(4)	any after-tax effect of income (loss) from the early extinguishment of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments;

(5)
any impairment charge or asset write-off or write-down, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP (including amortizations relating to equity method investments);

(6)	any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging;

(7)
any net unrealized gain or loss (after any offset) resulting in such period from currency transaction or translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from (A) Hedging Obligations for currency exchange risk and (B) resulting from intercompany indebtedness) and any other foreign currency transaction or translation gains and losses, to the extent such gain or losses are non-cash items;

(8)	any adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation.

(9)
the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Issuer or is merged into or consolidated with the Issuer or any of its Restricted Subsidiaries or that Person’s assets are acquired by the Issuer or any of its Restricted Subsidiaries;

(10)
the income (or loss) of any Person (other than the Issuer or a Restricted Subsidiary) in which the Issuer or a Restricted Subsidiary has an interest except to the extent of the amount of dividends or other distributions actually paid to the Issuer or a Restricted Subsidiary (which amount shall be included in Consolidated Net Income); provided that, in the case that any dividends or distributions are paid to a Restricted Subsidiary of the Issuer, any income of such Restricted Subsidiary of the Issuer will be excluded to the extent that the declaration or payment of dividends or similar distribution by such Restricted Subsidiary of that income is not at the date of determination, permitted by operation of the terms of its charter or any agreement or instrument applicable to such Restricted Subsidiary;

(11)	solely for the purpose of determining the amount available for Restricted Payments under Section 4.07(a)(C) the income of any Restricted Subsidiary of the Issuer to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary (except to the extent of the amount of dividends or similar distributions actually lawfully paid to the Issuer or a Restricted Subsidiary); provided that, in the case that any dividends or distributions are paid to a Restricted Subsidiary of the Issuer, any income of such Restricted Subsidiary of the Issuer will be excluded to the extent that the declaration or payment of dividends or similar distribution by such Restricted Subsidiary of that income is not at the date of determination, permitted by operation of the terms of its charter or any agreement or instrument applicable to such Restricted Subsidiary, except that the Issuer’s equity in any net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income;

(12)	any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any pension plan; and

(13)
to the extent not included in clauses (1) through (12) above, (i) any net extraordinary gains or net extraordinary losses or (ii) any net non-recurring gains or non-recurring losses to the extent attributable to Asset Sales, the exercise of options to acquire Capital Stock and the extinguishment of Indebtedness.

 “Convertible Preferred Stock” means the 6.75% Cumulative Convertible Preferred Stock of the Issuer.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 12.01(a), and for purposes of Section 2.04 such office shall also mean the office or agency of the Trustee located at Regions Bank, Corporate Trust, 3773 Richmond Avenue, Suite 1100, Houston, Texas 77046, Attention: Alejandro Hoyos, Vice-President, or such other address as to which the Trustee may give notice to the Issuer.

“Covenant Suspension” means the first day following the issuance of the Notes, that (i) the Notes are rated Investment Grade, and (ii) no Default or Event of Default has occurred and is continuing under this Indenture until any Reversion Date.

“Credit Agreement” means the credit agreement, originally dated as of November 20, 2012, among the Issuer, as borrower, certain subsidiaries of the Issuer, as guarantors, the administrative agent party thereto, and the financial institutions party thereto as lenders, as amended by that certain first amendment to the credit agreement dated as of September 10, 2013, that certain second amendment to the credit agreement dated as of June 23, 2014, that certain third amendment to the credit agreement dated as of September 30, 2014, that certain fourth amendment to the credit agreement dated as of November 5, 2014, and that certain fifth amendment to the credit agreement dated as of May 11, 2016, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreement or agreements has been or may be amended (including any amendment and restatement thereof), restated, supplemented, replaced, restructured, waived, refinanced or otherwise modified from time to time, including any amendment, supplement, modification or agreement adding any Subsidiary of the Issuer as an additional borrower or guarantor thereunder or extending the maturity of, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness (including in the form of revolving credit loans, term loans, letters of credit or other indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith) under such agreement or any successor or replacement agreement, and whether by the same or any other agent, lender, investor or group of lenders or investors, or one or more agreements, contracts, indentures or otherwise and whether or not such agreement increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds any Subsidiary of the Issuer as an additional borrower or guarantor thereunder or thereof (provided that such increase in borrowings is permitted under Section 4.09 hereof) and whether by the same or any other agent, lender or group of lenders.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement and indentures or debt securities) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term debt, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), notes, bonds or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, including any refunding, replacement or refinancing thereof through the issuance of debt securities.

“Custodian” means the Trustee, as custodian for the Depositary with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.02 and Section 2.07, substantially in the form of Exhibit A, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.04 as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate on or promptly after the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 4.07(a)(C).

“Designated Wireless Subsidiary” means any Subsidiary of the Issuer (including, as applicable, Wireless LLC) (i) that is designated by the Issuer, evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation and (ii) substantially all the property of which consists of (or will upon prompt completion of transfers and contributions contemplated at the time of such designation consist of) Transitional Wireless Assets and/or Cash Equivalents.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures (excluding any maturity as a result of an optional redemption by the issuer thereof or any maturity which results only in the issuance of Capital Stock which is not itself Disqualified Stock) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such dates will be deemed to be Disqualified Stock.  Notwithstanding the preceding sentence, (i) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock and (ii) any Capital Stock issued pursuant to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means any Restricted Subsidiary of the Issuer other than a Foreign Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private placement of Capital Stock (other than Disqualified Stock) of the Issuer to any Person (other than (i) to any Subsidiary thereof, (ii) issuances of equity securities pursuant to a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Issuer and (iii) any such public or private placement that constitutes an Excluded Contribution).

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from

(1)	contributions to its common equity capital; and

(2)
the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer;

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate on or promptly after the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, and which are excluded from the calculation set forth in Section 4.07(a)(C).

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system, and any successor thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the price that could be negotiated in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by a responsible officer of the Issuer, whose determination, absent manifest error, shall be conclusive if evidenced by an Officer’s Certificate.

“Foreign Subsidiaries” means any Restricted Subsidiary of the Issuer that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect on the Issue Date; provided, however, that the Issuer shall be entitled to adopt and apply, at its sole election, changes in GAAP occurring after the Issue Date (provided that any adoption and application of such changes after the Issue Date shall be irrevocable); provided further that the financial statements and other financial information required by Section 4.03 shall be prepared in accordance with generally accepted accounting principles in the United States of America as in effect from time to time.

“Global Note Legend” means the legend set forth in Section 2.07(f)(2), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A, issued in accordance with Section 2.01 or Section 2.07.

“Government Securities” means securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged.

“Governmental Authority” means (a) the government of the United States of America or any State or other political subdivision thereof, (b) any government or political subdivision of any other jurisdiction in which the Issuer or any of its Subsidiaries conducts all or part of its business, or which properly asserts jurisdiction over any properties of the Issuer or any of its Subsidiaries or (c) any entity properly exercising executive, legislative, judicial, regulatory or administrative function of any such government.

“guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person.

“Guarantor” means each subsidiary of the Issuer which guarantees the Notes issued hereunder.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under any:

(1)
interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements with respect to interest rates, including but not limited to, interest rate protection agreements, interest rate future agreements, interest rate option agreements, interest rate cap agreements and interest rate hedge agreements;

(2)	commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements with respect to commodity prices; and

(3)	foreign exchange contracts, currency swap agreements and other agreements or arrangements with respect to foreign currency exchange rates.

“Holder” means a Person in whose name a Note is registered.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“incur” means, with respect to any Indebtedness, to incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (and “incurrence” and “incurred” will have meanings correlative to the foregoing); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Issuer will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the Issuer, and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock (to the extent provided for when the Indebtedness or Disqualified Stock or Preferred Stock on which such interest or dividend is paid was originally issued) will be considered an incurrence of Indebtedness; provided that in each case the amount thereof is for all other purposes included in the Consolidated Interest Expense and Indebtedness of the Issuer or its Restricted Subsidiary as accrued.

“Indebtedness” means, with respect to any Person on any date of determination, without duplication:

(1)	the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2)	the principal of and premium (if any) in respect of indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all Capital Lease Obligations and all Attributable Debt of such Person;

(4)
all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, in each case to the extent the purchase price is due more than six months from the date the obligation is incurred (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

(5)	all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6)	guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) and clause (8) of this definition;

(7)
all obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured; and

(8)	all Hedging Obligations.

The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and shall be:

(1)	the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2)	the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

Notwithstanding the foregoing, (i) Indebtedness shall be deemed not to include (a) contingent obligations incurred in the ordinary course of business, (b) obligations under or in respect of any Receivables Facility, (c) reimbursement obligations under commercial letters of credit (provided that unreimbursed amounts under letters of credit shall be counted as Indebtedness three (3) Business Days after such amount is drawn), (d) current liabilities due to Affiliates in connection with cash management arrangements in the ordinary course of business, or (e) deferred or prepaid revenues arising in the ordinary course of business; and (ii) Indebtedness shall be calculated without giving effect to the effects of Accounting Standards Codification Topic No. 815, Derivatives and Hedging, and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged and that is independent of the Issuer and its Affiliates.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Purchasers” means the initial purchasers of the Notes under the Purchase Agreement, or the initial purchasers of any Additional Notes under any purchase agreement entered into after the Issue Date.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, which is not also a QIB.

“Investment Grade” means both BBB- or higher by S&P and Baa3 or higher by Moody’s, or the equivalent of such ratings by S&P or Moody’s, or, if either S&P and Moody’s is not providing a rating on the Notes at any time, the equivalent of such rating by another nationally recognized statistical ratings agency selected by the Issuer.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2)	securities that have an Investment Grade rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries,

(3)
investments in any fund that invests at least 95.0% of its assets in investments of the type described in clauses (1) and (2) above and clause (4) below which fund may also hold immaterial amounts of cash pending investment or distribution, and

(4)	corresponding instruments in countries other than the United States of America customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans or other extensions of credit (including guarantees), advances, capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

For the purpose of Section 4.07, the amount of any Investment shall be the original cost of such Investment plus the costs of all additional Investments by the Issuer or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

“Issue Date” means the date of original issuance of the Notes under this Indenture.

“Issuer” means Cincinnati Bell Inc., an Ohio corporation, until a successor replaces it pursuant to Article 5 hereunder and thereafter means the successor.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized or required by law, regulation or executive order to remain closed.

“Legended Regulation S Global Note” means a global Note in the form of Exhibit A, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount at maturity of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to its ratings business.

“Net Proceeds” means the aggregate cash proceeds, including payments in respect of deferred payment obligations received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale and the sale or other disposition of any such non-cash consideration, including, without limitation, legal, accounting, investment banking and brokerage fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) if such Asset Sale involves the sale of a discrete business or product line, any accrued liabilities of such business or product line required to be paid or retained by the Issuer or any of its Restricted Subsidiaries as part of such disposition, (4) amounts required to be applied to the repayment of Indebtedness or other liabilities secured by a Lien on the asset or assets that were the subject of such Asset Sale or required to be paid as a result of such sale, (5) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (6) in the case of any Asset Sale by a Restricted Subsidiary of the Issuer, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by the Issuer or any Restricted Subsidiary thereof) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by the Issuer or any Restricted Subsidiary thereof and (7) appropriate amounts to be provided by the Issuer or its Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP; provided that (a) excess amounts set aside for payment of taxes pursuant to clause (2) above remaining after such taxes have been paid in full or the statute of limitations therefor has expired and (b) amounts initially held in reserve pursuant to clauses (5) and (7) no longer so held, will, in the case of each of subclause (a) and (b), at that time become Net Proceeds.

“Non-Recourse Debt” means Indebtedness:

(1)
as to which neither the Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than a pledge of the Equity Interests of the Unrestricted Subsidiary that is the obligor thereunder, (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)
no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Issuer or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3)
as to which either (a) the explicit terms provide that there is no recourse against any of the assets of the Issuer or any Restricted Subsidiary thereof or (b) the lenders have been notified in writing that they shall not have any recourse to the stock or assets of the Issuer or any of its Restricted Subsidiaries, in each case other than recourse against the Equity Interests of the Unrestricted Subsidiary that is the obligor thereunder.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Guarantee” means a guarantee of the Notes pursuant to this Indenture.

“Notes” means the 7.000% Senior Notes due 2024 of the Issuer issued on the date hereof and any Additional Notes.  The Notes and the Additional Notes, if any, shall be treated as a single class for all purposes under this Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the final offering memorandum, dated September 16, 2016, relating to the Notes.

“Officer” means, with respect to any Person, the Chairman of the Board, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of such Person.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer.

“Opinion of Counsel” means an opinion from legal counsel, who may be counsel to or an employee of the Issuer, or other counsel who is reasonably acceptable to the Trustee that meets the requirements of this Indenture.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Business” means any business conducted or proposed to be conducted (as described in the Offering Memorandum) by the Issuer and its Restricted Subsidiaries on the Issue Date and other businesses reasonably related thereto or a reasonable extension or expansion thereof.

“Permitted Investments” means:

(1)	any Investment in the Issuer or in a Restricted Subsidiary of the Issuer;

(2)	any Investment in Cash Equivalents, Investment Grade Securities or the Notes;

(3)	any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Issuer; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4)
any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 or any other disposal of assets not constituting an Asset Sale;

(5)
Hedging Obligations that are incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes;

(6)
any Investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, settlement, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, (b) in satisfaction of judgments against other Persons, (c) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default, (d) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates, (e) in satisfaction of extensions of credit that were created in the ordinary course of business to any Person otherwise permitted under this Indenture pursuant to the reorganization, bankruptcy or liquidation of such Person, (f) in connection with a good faith settlement of debts or (g) in connection with a settlement of debts created in the ordinary course of business;

(7)
Investments consisting of extensions of trade credit, loans, payables due and advances to customers or suppliers in the ordinary course of business and endorsements for collection or deposit arising in the ordinary course of business;

(8)
Investments consisting of purchases and acquisitions of real estate and improvements, inventory, supplies, materials, services and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business or consistent with past practice;

(9)
commission, payroll, travel, relocation and similar advances to officers and employees of the Issuer or any of its Restricted Subsidiaries that are expected at the time of such advance ultimately to be recorded as an expense in conformity with GAAP;

(10)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(11)
other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11) since the Issue Date, not to exceed the greater of (x) $100.0 million and (y) 7.0% of Total Assets at the time of such Investment; provided, however, that if an Investment pursuant to this clause (11) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of the Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment will thereafter be deemed to have been made pursuant to clause (1) above, and will cease to have been made pursuant to this clause (11);

(12)
loans and advances to, or guarantees of Indebtedness of, officers, directors, employees and consultants of the Issuer or its Subsidiaries for the purpose of funding the purchase of Equity Interests in the Issuer by such employees, not to exceed $10.0 million at any time outstanding;

(13)
any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification, replacement, renewal or reinvestment of any Investment or binding commitment existing on the Issue Date, any Investment received as a distribution in respect of such existing Investment and any Investment received in exchange for such existing Investment; provided that, in the case of an exchange, the fair market value (as determined in good faith by the Board of Directors of the Issuer) of the Investment being exchanged is at least equal to the fair market value (as determined in good faith by the Board of Directors of the Issuer) of the Investment for which such Investment is being exchanged in such extension, modification, replacement, renewal or re-investment only; and provided further that the amount of any such Investment or binding commitment may be increased (a) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under Section 4.07;

(14)
Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Issuer or at the time such Person merges or consolidates with the Issuer or any of its Restricted Subsidiaries, in either case in compliance with this Indenture; provided such Investments were not made by such Person in connection with or in anticipation or contemplation of such Person becoming a Restricted Subsidiary of the Issuer or such merger or consolidation;

(15)	loans and advances to employees made in the ordinary course of business not to exceed $2.0 million in the aggregate at any time outstanding;

(16)	Investments in stock, obligations or securities received in settlement of debts created in the ordinary course of business or in satisfaction of judgments;

(17)
Investments consisting of debits and credits between or among the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries pursuant to a Centralized Cash Management System or related activities;

(18)	Investments that may be deemed to arise from the cashless exercise by employees of the Issuer of rights, options or warrants to purchase Equity Interests in the Issuer;

(19)
Investments in or relating to a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness, or any repurchase obligation in connection therewith;

(20)
receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(21)	Investments the consideration for which was paid by a Person other than the Issuer or any of its Restricted Subsidiaries, without recourse to the Issuer or any of its Restricted Subsidiaries;

(22)
Investments the consideration paid for which consists solely of Capital Stock (other than Disqualified Stock) of the Issuer; provided, however, that such Capital Stock will not increase the amount available for Restricted Payments pursuant to Section 4.07(a)(C);

(23)	guarantees of Indebtedness permitted under the covenant described in Section 4.09 hereof;

(24)
any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.11(b) (except transactions described in Sections 4.11(b)(3), (5), (8), (9), (10), (14) or (19));

(25)	Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business;

(26)
Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(27)
Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(28)
any Investments, provided that, after giving pro forma effect thereto, the Consolidated Adjusted Debt to EBITDA Ratio for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding such Investment would be no greater than 3.25 to 1.00;

(29)
(i) Investments by the Issuer or any Restricted Subsidiary in a Designated Wireless Subsidiary in an aggregate amount not to exceed $50.0 million; provided that as of the date of any such Investment the Issuer shall have determined that such Investment is reasonably necessary to fund the operations of such Designated Wireless Subsidiary during the applicable wind down period (including by making payments on Indebtedness, leases or sale and leasebacks with respect to any assets) for such business pending completion of the final sale and transfer of the applicable Transitional Wireless Assets, and (ii) if such Designated Wireless Subsidiary is not Wireless LLC, the contribution and transfer of Transitional Wireless Assets to such Designated Wireless Subsidiary; and

(30)
Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (30) since the Issue Date, not to exceed $75.0 million (but, to the extent that any Investment made pursuant to this clause (30) since the Issue Date is sold or otherwise liquidated for cash or designated as a Restricted Subsidiary, minus the lesser of (a) the cash return of capital with respect to such Investment (less the cost of disposition, if any) or the Fair Market Value of such Unrestricted Subsidiary at the time of redesignation, as applicable and (b) the initial amount of such Investment).

At any time and from time to time, the Issuer may treat any Investment undertaken pursuant to any clause within this definition of “Permitted Investment” as reclassified under a different clause; except that the Issuer may not reclassify any Investment as having been made under clause (28) above if originally made under any other clause of this definition.

“Permitted Liens” means:

(1)
Liens securing Indebtedness and other obligations to the extent permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, incurred pursuant to Section 4.09(b)(1);

(2)	Liens in favor of the Issuer or any Guarantor;

(3)
Liens to secure Indebtedness (including Capital Lease Obligations and Synthetic Lease Obligations) permitted Section 4.09(b)(4) or (19)(b); provided that (a) any such Lien securing Indebtedness permitted to be incurred under Section 4.09(b)(4) (i) covers only the assets acquired, constructed, repaired, added, designed, installed or improved with such Indebtedness and (ii) is created or attaches within 180 days of such acquisition, construction, repair, addition, design, installation or improvement and (b) any such Lien securing Indebtedness permitted to be incurred pursuant to Section 4.09(b)(19)(b) covers only the assets of Foreign Subsidiaries that are incurring such Indebtedness;

(4)	Liens to secure Indebtedness permitted by Section 4.09(b)(24);

(5)
Liens on property or Capital Stock of a Person existing at the time such Person is merged with or into or consolidated with, or acquired by, the Issuer or any Restricted Subsidiary of the Issuer thereof; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Issuer or such Restricted Subsidiary of the Issuer;

(6)
Liens on property existing at the time of acquisition thereof by the Issuer or any Restricted Subsidiary thereof; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the issuer or such Restricted Subsidiary;

(7)	Liens securing the Notes and the Note Guarantees in respect thereof;

(8)	Liens existing on the Issue Date (excluding any such Liens securing Indebtedness under the Credit Agreement);

(9)
Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extension, renewal or replacement) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clause (3), (4), (5), (6), (8) or (24) of this definition to the extent that the Indebtedness secured by such new Lien is an amount equal to the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (3), (4), (5), (6), (8) or (24) at the time the original Lien became a Permitted Lien under this Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; provided, however, that in each case such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property);

(10)	pledges of Equity Interests of an Unrestricted Subsidiary securing Non-Recourse Debt of such Unrestricted Subsidiary;

(11)
Liens securing Hedging Obligations (or margin deposits with respect thereto) of the Issuer or any of its Restricted Subsidiaries (a) that are incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, or (b) securing letters of credit that support such Hedging Obligations;

(12)
Liens incurred or deposits made to secure obligations under workers’ compensation laws or similar laws or to secure public or statutory obligations or in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security obligations or legislation;

(13)
Liens, deposits or pledges to secure the performance of bids, tenders, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds or other similar obligations arising in the ordinary course of business;

(14)
survey exceptions, encumbrances, rights of way, easements or reservations of, or rights of others for, licenses, rights of way, servitudes, sewers, electric lines, telegraph and telephone and cable television lines, zoning, building code or other restrictions and encumbrances (including minor defects or irregularities in title and similar charges and encumbrances) affecting real property, and defects in title which in the aggregate do not materially interfere with the ordinary conduct of business of the Issuer or any of its Restricted Subsidiaries;

(15)	judgment, award and attachment Liens not giving rise to an Event of Default;

(16)	notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(17)
Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations; and Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations;

(18)
Liens in favor of collecting or payor banks or other depository institutions having a right of setoff, revocation, refund or chargeback with respect to money or instruments (including Indebtedness) of the Issuer or any Subsidiary thereof on deposit with or in possession of such bank;

(19)
any interest or title of a lessor, sub-lessor, licensor or sublicensor in the property subject to any lease, sub-lease, license or sublicense (other than any property that is the subject of a Sale and Leaseback Transaction);

(20)
Liens for taxes, assessments and governmental charges, levies or claims not yet delinquent for a period of more than 30 days or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP;

(21)
Liens imposed by law, including carriers’, suppliers’, warehousemen’s, mechanics’, landlords’, materialmen’s, workmen’s and repairmen’s or other like Liens (including pursuant to customary reservations or retentions of title), in each case for sums not yet overdue for a period of more than 60 days (or, if more than 60 days overdue, are unfiled and no other actions have been taken to enforce them) or that are bonded or being contested in good faith by appropriate proceedings;

(22)
Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(23)	Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or consignments;

(24)
Liens securing Indebtedness in an aggregate principal amount not to exceed the amount that would cause the Secured Leverage Ratio, as of the date of the incurrence and immediately after giving effect to the incurrence thereof, to exceed 3.50 to 1.00;

(25)	Liens on, or deemed to exist in connection with, Transferred Assets incurred in connection with a Qualified Receivables Financing;

(26)
(i) the licensing and sub-licensing of intellectual property or other general intangibles in the ordinary course of business or consistent with past practice and (ii) a grant of a license to use Issuer’s or any Restricted Subsidiary’s patents, trade secrets, know-how or other intellectual property to the extent that such license does not limit in any material respect the licensor’s use of the patent, trade secret, knowhow or other intellectual property in Issuer’s business;

(27)	leases, assignments, sub-leases, licenses or sub-licenses of real or personal property on commercially reasonable terms entered into in the ordinary course of business;

(28)	Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(29)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(30)	deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers or self-insurance arrangements;

(31)
(a) Liens of a collection bank arising under Section 4-208 or Section 4-210 of the Uniform Commercial Code on items in the course of collection, and (b) Liens encumbering reasonable customary deposits and margin deposits and similar Liens attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(32)
any encumbrance or restriction (including put and call arrangements and tag, drag, right of first refusal and similar rights) with respect to capital stock of any non-wholly owned subsidiary, joint venture or similar arrangement pursuant to any charter, organization document, joint venture or similar agreement;

(33)
Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(34)	Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Indenture;

(35)	ground leases in respect of real property on which facilities owned or leased by the Issuer or any of its Subsidiaries are located;

(36)	Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(37)	Liens deemed to exist in connection with Investments in repurchase agreements permitted under clause (5) of the definition of “Cash Equivalents”;

(38)	any interest of title of a buyer in connection with, and Liens arising from Uniform Commercial Code financing statements relating to, a sale of receivables permitted by this Indenture;

(39)
any interest of title of a lessor under, and Liens arising from Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Indenture;

(40)
Liens of sellers of goods to the Issuer and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(41)
Liens, leases, and grants of indefeasible rights of use, rights of use and similar rights in respect of capacity, dark fiber and similar assets of the Issuer and its Subsidiaries in the ordinary course of business; and

(42)	Liens securing obligations, at any one time outstanding, that do not exceed the greater of (x) $75.0 million and (y) 5.0% of Total Assets.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, renew, extend, defease or replace other Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)
the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so refunded, refinanced, renewed, extended, defeased or replaced (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith);

(2)
such Permitted Refinancing Indebtedness has a final maturity date on or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being refunded, refinanced, renewed, extended, defeased or replaced;

(3)
if the Indebtedness being refunded, refinanced, renewed, extended, defeased or replaced is subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees, as applicable, on terms at least as favorable, taken as a whole, to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4)
if the Indebtedness being refunded, refinanced, renewed, extended, defeased or replaced is pari passu in right of payment with the Notes or any Note Guarantees, such Permitted Refinancing Indebtedness is pari passu with, or subordinated in right of payment to, the Notes or such Note Guarantees; and

(5)
such Indebtedness is incurred either (a) by the Issuer or any Guarantor or (b) by the Restricted Subsidiary of the Issuer that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.

“Private Placement Legend” means the legend set forth in Section 2.07(f)(1) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Purchase Agreement” means the Purchase Agreement dated September 16, 2016 among the the Issuer, the Guarantors and Morgan Stanley & Co. LLC as sole representative of the several initial purchasers named in Schedule I thereto.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Receivables Financing” means any Receivables Financing that meets the following conditions:

(1)
the Board of Directors of the Issuer or any direct or indirect parent of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and its Restricted Subsidiaries,

(2)	all sales of accounts receivable and related assets by the Issuer or any Restricted Subsidiary to the Receivables Subsidiary are made at Fair Market Value, and

(3)	the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Receivables Undertakings,

it being understood that for the purposes of this definition, Receivables Financings of the type undertaken as at the Issue Date, including pursuant to the Amended and Restated Purchase and Sale Agreement dated as of June 6, 2011 (as amended, extended, refinanced or replaced prior to the Issue Date) and the Amended and Restated Receivables Purchase Agreement dated as of June 6, 2011 (as amended, extended, refinanced or replaced prior to the Issue Date), are Qualified Receivables Financings.

“Receivable” means any indebtedness and other payment obligations owed to the Issuer, any Restricted Subsidiary of the Issuer or any Receivables Subsidiary of the Issuer, whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each case arising in connection with (a) the sale of goods or the rendering of service or (b) the lease, license, rental or use of equipment, facilities or software, including the obligation to pay any finance charges, fees and other charges with respect thereto.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, restated, refunded, refinanced, renewed, extended, defeased or replaced from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries sells (or grants a security interest in) its accounts receivable to either (a) a Person that is not a Restricted Subsidiary of the Issuer or (b) a Receivables Subsidiary of the Issuer that in turn sells (or grants a security interest in) its accounts receivable to a Person that is not a Restricted Subsidiary of the Issuer.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) in connection with, any Qualified Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any Subsidiary pursuant to which it may sell, convey, contribute to capital or otherwise transfer (which sale, conveyance, contribution to capital or transfer may include or be supported by the grant of a security interest, whether now existing or arising in future) Transferred Assets (a) to any Person, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Indebtedness, fractional undivided interests or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Transferred Assets or interests in such Transferred Assets, or (b) directly to one or more investors or other purchasers (other than the Issuer or any Subsidiary), it being understood that a Receivables Financing may involve (i) one or more sequential transfers or pledges of the same Transferred Assets, or interests therein, e.g., a sale, conveyance or other transfer to a Receivables Subsidiary followed by a pledge of the Transferred Assets to secure Indebtedness incurred by the Receivables Subsidiary, and all such transfers, pledges and Indebtedness incurrences shall be part of and constitute a single Receivables Financing, and (ii) periodic transfers or pledges of Transferred Assets and/or revolving transactions in which new Transferred Assets, or interests therein, are transferred or pledged upon collection of previously transferred or pledged Transferred Assets, or interests therein.

“Receivables Subsidiary” means a wholly owned Subsidiary of the Issuer (or another Person formed for the purpose of engaging in a Qualified Receivables Financing with the Issuer or a Restricted Subsidiary of the Issuer in which the Issuer or any Restricted Subsidiary of the Issuer makes an Investment and to which the Issuer or any Restricted Subsidiary of the Issuer transfers Receivables) that engages in no activities other than in connection with the financing of Receivables, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and that is designated by the Issuer’s Board of Directors (as provided below) as a Receivables Subsidiary and

(1)	no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which

(i)
is guaranteed by the Issuer or any Restricted Subsidiary of the Issuer (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants, indemnities and performance guarantees customarily entered into in connection with accounts receivables financings),

(ii)
is recourse to or obligates the Issuer or any Restricted Subsidiary of the Issuer in any way other than pursuant to representations, warranties, covenants and indemnities customarily entered into in connection with accounts receivables financings, or

(iii)
subjects any property or asset of the Issuer or of any Restricted Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities customarily entered into in connection with accounts receivables financings;

(2)
with which neither the Issuer nor any Restricted Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3)
with which neither the Issuer nor any Restricted Subsidiary of the Issuer has any obligation to maintain or preserve such Receivables Subsidiary’s financial condition (other than customary requirements for the maintenance of a minimum net worth) or cause such Receivables Subsidiary to achieve certain levels of operating results.

As of the Issue Date, Cincinnati Bell Funding LLC is a Receivables Subsidiary.  Any designation of a Receivables Subsidiary by the Issuer’s Board of Directors after the Issue Date shall be evidenced to the trustee by filing with the trustee a Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Legended Regulation S Global Note or an Unlegended Regulation S Global Note, as appropriate.

“Replacement Assets” means (1) non-current assets (including any such assets acquired by capital expenditures) that will be used or useful in a Similar Business or (2) substantially all the assets of a Similar Business or controlling interest in the Voting Stock of any Person engaged in a Similar Business that is or shall become on the date of acquisition thereof a Restricted Subsidiary of the Issuer.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the corporate trust department of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers who shall have direct responsibility for the administration of this Indenture, and also means, with respect to a particular corporate trust matter, any other officer to whom a corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person (or if no such Person is specified, the Issuer) that is not an Unrestricted Subsidiary.

“Reversion Date” means, during any period of time during which the Issuer and the Restricted Subsidiaries are not subject to Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.17 and 5.01(a)(3) (collectively, the “Suspended Covenants”) as a result of a Covenant Suspension, the date on which the Notes cease to have an Investment Grade rating or a Default or Event of Default occurs and is continuing.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Investors Ratings Services or any successor to its ratings agency business.

“Sale and Leaseback Transaction” means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or otherwise transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

“Secured Indebtedness” means any Indebtedness secured by a Lien (other than the Wireless Leases).

“Secured Leverage Ratio” means, as of any date of determination, the ratio of (x) Secured Indebtedness (exclusive of Indebtedness of the type that could be incurred under Sections 4.09(b)(6), (8), (9), (10), (16), (17), (18) and (22)) of the Issuer and its Restricted Subsidiaries on such date to (y) Consolidated EBITDA for the applicable four-quarter period ending on the last day of the most recently ended quarter for which consolidated financial statements of the Issuer and its Restricted Subsidiaries are available; provided that this “Secured Leverage Ratio” shall be calculated after giving effect to the same types of pro forma adjustments as are required or permitted for the calculation of the Consolidated Adjusted Debt to EBITDA Ratio, including with such pro forma adjustments as are appropriate and consistent with the definitions of such other defined terms as are used in the definition of Consolidated Adjusted Debt to EBITDA Ratio and the defined terms used therein.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Restricted Subsidiary of the Issuer that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X of the Securities Act.

“Similar Business” means the businesses conducted or proposed to be conducted by the Issuer or any of its Subsidiaries as of the Issue Date, including the provision of integrated communications and information technology solutions in the greater Cincinnati metro area, and any business, similar, reasonably related, complementary, incidental or ancillary thereto, including reasonably related extensions or expansions thereof.

“Standard Receivables Undertakings” means all representations, warranties, covenants, indemnities, performance guarantees and servicing obligations entered into by the Issuer or any Subsidiary that, taken as a whole, are customary in connection with a Qualified Receivables Financing.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means any Indebtedness of the Issuer or any Guarantor which is subordinated in right of payment to the Notes or the related Note Guarantees, as applicable, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any specified Person:

(1)
any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)
any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Synthetic Lease Obligations” means the monetary obligation of a Person under a synthetic, off-balance sheet or tax retention lease, including, without limitation, any financing lease or other agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such person but which are characterized as the indebtedness of such person for U.S. tax purposes (without regard to accounting treatment).

“TIA” means the Trust Indenture Act of 1939, as amended, as in effect on the date on which this Indenture is qualified under the TIA.

“Total Assets” means, as of any date of determination, the total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Issuer prepared in conformity with GAAP, after giving pro forma effect to any transaction giving rise to the need to make such calculation (including a pro forma application of the use of proceeds therefrom) on such date.

“Transferred Assets” means any Receivables owed to or owned by the Issuer or any Subsidiary (whether now existing or arising or acquired in the future), all collateral securing such Receivables, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such Receivables and all guarantees or other obligations in respect of such Receivables, all proceeds of such Receivables and other assets (including contract rights) which are of the type customarily granted or transferred in connection with securitization transactions involving receivables similar to such Receivables.

“Transitional Wireless Assets” means wireless towers, tower leases, customer relationships and other property of Wireless LLC that remain indirectly owned (including by Wireless LLC) by the Issuer for a period of time after the consummation of the sale and transfer of spectrum assets to a purchaser and pending the subsequent transfer to such purchaser, or other termination, cancellation or disposition of, such retained assets.

“Treasury Rate” means, with respect to a redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the period from such redemption date to September 15, 2019; provided, however, that if the period from such redemption date to September 15, 2019, is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such redemption date to September 15, 2019, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means Regions Bank, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unlegended Regulation S Global Note” means a permanent global Note in the form of Exhibit A, bearing the Global Note Legend, deposited with or on behalf of and registered in the name of the Depositary or its nominee and issued upon expiration of the Restricted Period.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note substantially in the form of Exhibit A, that bears the Global Note Legend, that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, that is deposited with or on behalf of and registered in the name of the Depositary and that does not bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1)
any Subsidiary of the Issuer that is designated by the Board of Directors of the Issuer as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with Section 4.15 and any Subsidiary of such Subsidiary; and

(2)	Cincinnati Bell Funding LLC, CBMSM Inc., Data Centers South Holdings LLC, Data Center Investments Holdco LLC, and each of their Subsidiaries.

 “U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is ordinarily entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)
the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that shall elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wireless LLC” means Cincinnati Bell Wireless, LLC, an Ohio limited liability company.

“Wireless Leases” means the existing leases by Wireless LLC with respect to the tower and transmitter sites used to provide wireless telephone services (including, as applicable, real property, related improvements and equipment and related lease, sub-lease, license, contract and other rights).

SECTION 1.02  Other Definitions.

Term	Defined in Section
“Act”	12.14
“Affiliate Transaction”	4.11(a)
“Asset Sale Offer”	4.10(c)
“Authentication Order”	2.02
“Change of Control Offer”	4.14(a)
“Change of Control Payment”	4.14(a)
“Change of Control Payment Date”	4.14(a)
“Covenant Defeasance”	8.03
“DTC”	2.01(c)
“Event of Default”	6.01
“Excess Proceeds”	4.10(c)
“Excess Proceeds Trigger Date”	4.10(c)
“Legal Defeasance”	8.02
“offshore transaction”	2.07(d)(1)(C)
“Paying Agent”	2.04(a)
“Permitted Debt”	4.09(b)
“Registrar”	2.04(a)
“Related Proceedings”	12.09
“Restricted Payments”	4.07(a)
“Specified Courts”	12.09
“Suspension Date”	4.19
“Suspension Period”	4.19
“Suspended Covenants”	1.01

SECTION 1.03  Rules of Construction.

Unless the context otherwise requires:

(a)	a term has the meaning assigned to it;

(b)	an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)	“or” is not exclusive;

(d)	“including” means “including without limitation”;

(e)	words in the singular include the plural, and in the plural include the singular;

(f)	“herein”, “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Section, Article or other subdivision;

(g)	unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(h)
the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with GAAP:

(i)
the principal amount of any Preferred Stock shall be (1) the maximum liquidation value of such Preferred Stock or (2) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater;

(j)	all references to Sections or Articles or Exhibits refer to Sections or Articles or Exhibits of or to this Indenture unless otherwise indicated; and

(k)	references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the Commission from time to time.

ARTICLE 2
 THE NOTES

SECTION 2.01  Form and Dating.

(a)    General.  The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A.  The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage.  Each Note shall be dated the date of its authentication.  The Notes shall be issued in registered form without interest coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Issuer and the Trustee, by their execution and delivery of this Indenture, and the Holders of the Notes, by their acceptance of the Notes, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)    Global Notes.  The Notes issued in global form shall be substantially in the form of Exhibit A (and shall include the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  The Notes issued in definitive form shall be substantially in the form of Exhibit A (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or, if the Custodian and the Trustee are not the same Person, by the Custodian at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.07 hereof.

(c)    Regulation S Global Notes.  The Notes offered and sold in reliance on Regulation S shall be issued initially in the form of one or more Legended Regulation S Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for The Depository Trust Company (“DTC”), and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.  Following the termination of the Restricted Period, beneficial interests in the Legended Regulation S Global Note may be exchanged for beneficial interests in Unlegended Regulation S Global Notes pursuant to Section 2.07 and the Applicable Procedures.  Simultaneously with the authentication of Unlegended Regulation S Global Notes, the Trustee shall cancel the Legended Regulation S Global Note.  The aggregate principal amount of the Regulation S Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d)    Euroclear and Clearstream Procedures Applicable.  The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Global Notes that are held by Participants through Euroclear or Clearstream.

(e)    Form of Initial Notes.  The Notes issued on the date of this Indenture shall initially be issued in the form of one or more Restricted Global Notes.

SECTION 2.02  Execution and Authentication.

One Officer of the Issuer shall sign the Notes for the Issuer by manual or facsimile signature.  If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee.  Such signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture is unlimited.  The Issuer may, subject to Article 4 of this Indenture and applicable law, issue Additional Notes under this Indenture.  The Notes issued on the Issue Date and any Additional Notes subsequently issued shall be treated as a single class for all purposes under this Indenture.  Furthermore, in the case of Additional Notes having the same “CUSIP” number as the Notes issued on the date hereof, such Additional Notes shall be fungible with all other Notes for U.S. federal income tax purposes.

At any time and from time to time after the execution of this Indenture, the Trustee shall, upon receipt of a written order of the Issuer signed by an Officer of the Issuer (an “Authentication Order”) and an Opinion of Counsel, authenticate Notes for (i) original issue in an aggregate principal amount specified in such Authentication Order and (ii) Additional Notes in such amounts as may be specified from time to time without limit, so long as such issuance is permitted under Article 4 of this Indenture and applicable law.  The Authentication Order shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated.  In addition, the Trustee shall issue upon receipt of an Authentication Order other Notes issued in exchange therefor from time to time.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate Notes.  An authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

SECTION 2.03  Methods of Receiving Payments on the Notes.  If a Holder has given wire transfer instructions to the Issuer and the Paying Agent at least 10 Business Days prior to the applicable payment date, the Issuer or the Paying Agent shall pay all principal, interest and premium, if any, on that Holder’s Notes in accordance with those instructions.  All other payments on Notes shall be made by check mailed to the Holders at their addresses set forth in the register of Holders if no such wire instructions have been provided as stated in the previous sentence; provided that all payments of principal, premium, if any, and interest with respect to the Global Notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the account specified by DTC.  In any case where the Stated Maturity of any payment required to be made on the Notes shall be a Legal Holiday, then each such payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Stated Maturity of such payment and no interest shall accrue for the period from and after such Stated Maturity.

SECTION 2.04  Registrar and Paying Agent.

(a)    The Issuer shall maintain a registrar with an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and a paying agent with an office or agency where Notes may be presented for payment (“Paying Agent”).  The Registrar shall keep a register of the Notes and of their transfer and exchange.  The Issuer may appoint one or more co-registrars and one or more additional paying agents.  The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent.  The Issuer may change any Paying Agent or Registrar without prior notice to any Holder.  The Issuer shall promptly notify the Trustee in writing of the name and address of any Agent not a party to this Indenture.  If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such.  The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar.

(b)    The Issuer initially appoints DTC to act as Depositary with respect to the Global Notes.

(c)    The Issuer initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.  The Issuer has entered into a letter of representations with DTC in the form provided by the DTC and the Trustee and each Agent are hereby authorized to act in accordance with such letter and Applicable Procedures.

(d)    The Issuer will be responsible for making calculations called for under the Notes, including but not limited to determination of redemption price, premium, if any, and any additional amounts or other amounts payable on the Notes.  The Issuer will make the calculations in good faith and, absent manifest error, its calculations will be final and binding on the Holders.  The Issuer will provide a schedule of its calculations to the Trustee when requested by the Trustee, and the Trustee is entitled to rely conclusively on the accuracy of the Issuer’s calculations without independent verification.

SECTION 2.05  Paying Agent to Hold Money in Trust.  The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal and premium, if any, or interest on the Notes, and shall promptly notify the Trustee of any default by the Issuer in making any such payment.  While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee.  The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee.  Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or one of its Subsidiaries) shall have no further liability for the money.  If the Issuer or one of its Subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.  Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.06  Holder Lists.  The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders.  If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

SECTION 2.07  Transfer and Exchange.

(a)    Transfer and Exchange of Global Notes.  A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.  All Global Notes shall be exchanged by the Issuer for Definitive Notes if (i) the Depositary (A) notifies the Issuer that it is unwilling or unable to continue as Depositary for the Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act, and in each case the Issuer fails to appoint a successor Depositary within 90 days after the date of such notice from the Depositary; (ii) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes, subject to the procedures of the Depositary; provided that in no event shall the Legended Regulation S Global Note be exchanged by the Issuer for Definitive Notes other than in accordance with Section 2.07(c)(3); or (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes and upon request from DTC.  Upon the occurrence of any of the preceding events in (i), (ii) or (iii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee.  In addition, beneficial interests in a Global Note may be exchanged for Definitive Notes upon prior written request of a Participant (for itself or on behalf of a beneficial owner) by written notice given to the Trustee by or on behalf of the Depositary in accordance with the customary procedures of the Depositary and in compliance with this Section 2.07.  Global Notes also may be exchanged or replaced, in whole or in part, as provided in Section 2.08 and Section 2.11 hereof.  Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.07, Section 2.08 or Section 2.11 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except as provided in this Section 2.07.  A Global Note may not be exchanged for another Note other than as provided in this Section 2.07(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.07(a), (b), (c) or (f) hereof.

(b)    Transfer and Exchange of Beneficial Interests in the Global Notes.  The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures.  Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act.  Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1)	Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Legended Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.07(b)(1).

(2)	All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.07(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures and Section 2.07(a) directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Legended Regulation S Global Note other than in accordance with Section 2.07(c)(3). Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount at maturity of the relevant Global Notes pursuant to Section 2.07(a)(i).

(3)	Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.07(b)(2) above and the Registrar receives the following:

(A)	if the transferee shall take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (1) thereof; and

(B)	if the transferee shall take delivery in the form of a beneficial interest in a Legended Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (2) thereof.

(4)	Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any Holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.07(b)(2) above and the Registrar receives the following:

(A)	if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C, including the certifications in item (1)(a) thereof; or

(B)	if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this paragraph (4), if the Registrar or the Issuer so requests or if the Applicable Procedures so require, an opinion of counsel in form reasonably acceptable to the Registrar and the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to paragraph (4) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to paragraph (4) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)    Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1)	Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A)	if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C, including the certifications in item (2)(a) thereof;

(B)	if such beneficial interest is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B, including the certifications in item (1) thereof;

(C)	if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than that listed in subparagraph (B) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(b) thereof, if applicable; or

(D)	if such beneficial interest is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B, including the certifications in item (3)(a) thereof,

the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.07(i) hereof, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount.  Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.07(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant.  The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.  Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.07(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2)	Beneficial Interests in Legended Regulation S Global Note to Definitive Notes. A beneficial interest in the Legended Regulation S Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to the expiration of the Restricted Period, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(3)	Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if: the Registrar receives the following:

(A)	if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Definitive Note that does not bear the Private Placement Legend, a certificate from such Holder in the form of Exhibit C, including the certifications in item (1)(b) thereof; or

(B)	if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a Definitive Note that does not bear the Private Placement Legend, a certificate from such Holder in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this paragraph (3), if the Registrar or the Issuer so requests or if the Applicable Procedures so require, an opinion of counsel in form reasonably acceptable to the Registrar and the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(4)	Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, in each case in accordance with Section 2.07(a), then, upon satisfaction of the conditions set forth in Section 2.07(b)(2), the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.07(i), and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.07(c)(4) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.07(c)(4) shall not bear the Private Placement Legend.

(d)    Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1)	Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)	if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C, including the certifications in item (2)(b) thereof;

(B)	if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B, including the certifications in item (1) thereof;

(C)	if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an “offshore transaction” in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B, including the certifications in item (2) thereof; or

(D)	if such Restricted Definitive Note is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B, including the certifications in item (3)(a) thereof, the Trustee shall cancel the Restricted Definitive Note, and increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the appropriate 144A Global Note, and in the case of clause (C) above, the appropriate Regulation S Global Note.

(2)	Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A)	if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C, including the certifications in item (1)(c) thereof; or

(B)	if the Holder of such Restricted Definitive Note proposes to transfer such Note to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this paragraph (2), if the Registrar or the Issuer so requests or if the Applicable Procedures so require, an opinion of counsel in form reasonably acceptable to the Registrar and the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.07(d)(2), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the applicable Unrestricted Global Note.

(3)	Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (i), (iv)(B), (ii)(D) or (iv) above at a time when a Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)    Transfer and Exchange of Definitive Notes for Definitive Notes.  Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.07(e), the Registrar shall register the transfer or exchange of Definitive Notes.  Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.  In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.07(e).

(1)	Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)	if the transfer shall be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (1) thereof; and

(B)	if the transfer shall be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2)	Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A)	if the Holder of such Restricted Definitive Note proposes to exchange such Note for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C, including the certifications in item (1)(d) thereof; or

(B)	if the Holder of such Restricted Definitive Note proposes to transfer such Note to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this paragraph (2), if the Registrar or the Issuer so requests, an opinion of counsel in form reasonably acceptable to the Registrar and the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3)           Unrestricted Definitive Notes to Unrestricted Definitive Notes.  A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note.  Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)    Legends.  The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1)	Private Placement Legend. Except as permitted below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

THIS NOTE (OR ITS PREDECESSOR) HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, THIS NOTE MAY NOT BE OFFERED, SOLD, PLEDGED OR

OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE NEXT SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER: (1) REPRESENTS THAT IT IS NOT AN “AFFILIATE” (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF CINCINNATI BELL INC. AND (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A “QIB”),  OR  (B)  IT  IS  NOT  A  U.S.  PERSON  AND  HAS  ACQUIRED  THIS  NOTE  IN  AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT; (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN EXCEPT (A) TO CINCINNATI BELL INC. OR ANY OF ITS SUBSIDIARIES, (B) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) TO NON-U.S. PERSONS IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR 904 OF REGULATION S OF THE SECURITIES ACT, (D) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (E) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO CINCINNATI BELL INC. AND THE TRUSTEE) OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION; (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND; AND (4) AGREES THAT ANY SECURITY THAT IS OWNED BY AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF CINCINNATI BELL INC. MAY NOT BE RESOLD OR TRANSFERRED BY SUCH AFFILIATE OTHER THAN TO CINCINNATI BELL INC. OR A SUBSIDIARY THEREOF OR PURSUANT TO (A) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (B) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT OR (C) ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (IF AVAILABLE) IN A TRANSACTION THAT RESULTS  IN  SUCH  SECURITY  NO  LONGER  BEING  A  RESTRICTED  SECURITY  (AS DEFINED UNDER RULE 144). IN THE EVENT ANY SUCH PERSONS BENEFICIALLY OWNS AN INTEREST IN THE SECURITY PRIOR TO THE TIME CINCINNATI BELL INC. REMOVES THE RESTRICTIVE LEGEND ON THE SECURITY, CINCINNATI BELL INC. MAY REQUIRE THAT SUCH PERSONS HOLD THEIR INTERESTS IN THE SECURITY IN CERTIFICATED FORM BEARING AN APPROPRIATE RESTRICTIVE LEGEND AND A RESTRICTED CUSIP NUMBER. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTIONS” AND “UNITED STATES” HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT. THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING.

Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(4), (c)(3), (c)(4), (d)(2), (d)(3), (e)(2), (e)(3) or (f) to this Section 2.07 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(2)     Global Note Legend.  Each Global Note shall bear a legend in substantially the following form:

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.07(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

(g)    Regulation S Global Note Legend.  The Regulation S Global Note shall bear a legend in substantially the following form:

THE RIGHTS ATTACHING TO THIS REGULATION S GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).

(h)    Cancellation and/or Adjustment of Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.12 hereof.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on the Schedule of Exchanges of Interests to such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i)    General Provisions Relating to Transfers and Exchanges.

(1)	To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon the Issuer’s order or at the Registrar’s request.

(2)	No service charge shall be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.11, 3.06, 4.10, 4.14 and 9.04).

(3)	The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4)	All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid and legally binding obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes validly surrendered upon such registration of transfer or exchange in accordance with the terms of this Indenture.

(5)	The Issuer shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of sending of a notice of redemption of Notes under Section 3.02 and ending at the close of business on the day of sending, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date or (D) to register the transfer of or to exchange a Note tendered and not withdrawn in connection with a Change of Control Offer or an Asset Sale Offer.

(6)	Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(7)	The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02.

(8)	All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.07 to effect a registration of transfer or exchange may be submitted by facsimile or PDF.

(9)	The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among depositary participants or beneficial owners of interests in any Global Note) other than to require delivery by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(10)	Neither the Trustee nor any Agent shall have the responsibility for any actions taken or not taken by the Depositary.

(11)	The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted under this Indenture.

SECTION 2.08  Replacement Notes.  If any mutilated Note is surrendered to the Trustee or the Issuer and the Trustee receives evidence to each of their satisfaction of the destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met.  An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced.  The Issuer may charge for their expenses in replacing a Note.  Every replacement Note is an additional obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.09  Outstanding Notes.

(a)    The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section as not outstanding.  Except as set forth in Section 2.10, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note; however, Notes held by the Issuer or a Subsidiary thereof shall not be deemed to be outstanding for purposes of Section 3.07(c).

(b)    If a Note is replaced pursuant to Section 2.08, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser or protected purchaser, in which case the replacement Note shall cease to be outstanding.

(c)    If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

(d)    If the Paying Agent (other than the Issuer, a Subsidiary of the Issuer or an Affiliate of any of the foregoing) holds, on a date of redemption or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.10  Treasury Notes.  In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, an Affiliate of the Issuer or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in conclusively relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded.

SECTION 2.11  Temporary Notes.  Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuer consider appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee.  Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.  Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

SECTION 2.12  Cancellation.  The Issuer at any time may deliver Notes to the Trustee for cancellation.  The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of canceled Notes in accordance with its customary procedures for the disposition of canceled securities in effect as of the date of such disposition (subject to the record retention requirement of the Exchange Act).  Certification of the disposition of all canceled Notes shall be delivered to the Issuer upon request.  The Issuer may not issue new Notes to replace Notes that they have paid or that have been delivered to the Trustee for cancellation.

SECTION 2.13  Defaulted Interest.  If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01.  The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment.  The Issuer shall fix or cause to be fixed each such special record date and payment date, provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest.  At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall mail or cause to be mailed or sent to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

SECTION 2.14  CUSIP Numbers.  The Issuer in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee may use “CUSIP” numbers in notices as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice and that reliance may be placed only on the other identification numbers printed on the Notes, and any such notice shall not be affected by any defect in or omission of such numbers.  The Issuer shall promptly notify the Trustee in writing of any change in the “CUSIP” numbers.

ARTICLE 3
 REDEMPTION AND OFFERS TO PURCHASE

SECTION 3.01  Notices to Trustee.  If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07, the Issuer shall furnish to the Trustee, at least 30 days but not more than 60 days before a date of redemption, an Officer’s Certificate setting forth (i) the clause of this Indenture pursuant to which the redemption shall occur, (ii) the date of redemption, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price.  If the redemption price is not known at the time such notice is to be given, the actual redemption price, calculated as described in the terms of the Notes, will be set forth in an Officer’s Certificate of the Issuer delivered to the Trustee no later than two Business Days prior to the date of redemption.

SECTION 3.02  Selection of Notes to Be Redeemed.

(a)    If less than all of the Notes are to be redeemed at any time and the Notes are Global Notes, the Notes to be redeemed shall be selected by DTC in accordance with the Applicable Procedures.  If the Notes to be redeemed are not Global Notes, the Trustee shall select the Notes to be redeemed among the Holders of the Notes in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or in accordance with any other method the Trustee deems fair and appropriate.  In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the date of redemption by the Trustee from the outstanding Notes not previously called for redemption.

(b)    Where the Trustee selects Notes for redemption, the Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount at maturity thereof to be redeemed.  No Notes in amounts of $2,000 or less shall be redeemed in part.  Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000 in excess of $2,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed.  Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

SECTION 3.03  Notice of Redemption.

(a)    Subject to Section 3.09, at least 30 days but not more than 60 days before a date of redemption, the Issuer shall deliver electronically or mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.  Notices with respect to Global Notes shall be sent to DTC in accordance with the Applicable Procedures, and notices with respect to Definitive Notes shall be sent to the relevant Holder’s registered address, except that redemption notices may be delivered more than 60 days prior to a date of redemption if the notice is issued in connection with a defeasance of the Notes or satisfaction and discharge of this Indenture.

Subject to Section 3.09, the notice shall identify the Notes to be redeemed and shall state:

(1)	the date of redemption;

(2)	the redemption price (or manner of calculation if not then known);

(3)	if any Note is being redeemed in part, the portion of the principal amount at maturity of such Note to be redeemed and that, after the date of redemption upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note shall be issued in the name of the Holder thereof upon cancellation of the original Note (or caused to be transferred by book-entry), provided that new Notes will only be issued in denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000;

(4)	the name and address of the Paying Agent;

(5)	any conditions to such redemption permitted by this Indenture;

(6)	that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price and become due on the date fixed for redemption;

(7)	that, unless the Issuer defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the date of redemption, unless such redemption or purchase is conditioned on the happening of a future event;

(8)	the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(9)	the CUSIP number, or any similar number, if any, printed on the Notes being redeemed; and

(10)	that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

(b)    At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer shall have delivered to the Trustee, at least 45 days prior to the date of redemption (unless a shorter notice shall be satisfactory to the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the notice to be given as an exhibit thereto, unless shorter notice is acceptable to the Trustee.  The notice, if mailed or sent in the manner provided herein shall be presumed to have been given, whether or not the Holder receives such notice.

SECTION 3.04  Effect of Notice of Redemption.  Once notice of redemption is mailed or sent in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the date of redemption at the redemption price, unless such redemption or purchase is conditioned on the happening of a future event.  Interest, if any, on Notes called for redemption ceases to accrue on and after the date of redemption, unless the Issuer defaults in making the applicable redemption payment or such redemption remains conditioned on the happening of a future event.

SECTION 3.05  Deposit of Redemption Price.

(a)    Not later than 10:00 a.m. Eastern Time on the date of redemption, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued and unpaid interest, if any, on all Notes to be redeemed on that date.  The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed.

(b)    If the Issuer complies with the provisions of the preceding paragraph, on and after the date of redemption, interest shall cease to accrue on the Notes or the portions of Notes called for redemption, unless such redemption remains conditioned on the happening of a future event.  If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date.  If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the date of redemption until such principal is paid and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

SECTION 3.06  Notes Redeemed in Part.  Upon surrender and cancellation of a Note that is redeemed in part, the Issuer shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered (or through book-entry transfer).  No Notes in denominations of $2,000 or less shall be redeemed in part.

SECTION 3.07  Optional Redemption.

(a)    At any time prior to September 15, 2019, the Issuer may redeem all or part of the Notes upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

(b)    At any time on or after September 15, 2019, the Issuer may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ prior notice at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, thereon to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on September 15 of the years indicated below:

Year	Percentage
2019	105.250%
2020	103.500%
2021	101.750%
2022 and thereafter	100.000%

(c)    At any time prior to September 15, 2019, the Issuer may redeem up to 40% of the aggregate principal amount of Notes issued under this Indenture (including any Additional Notes) upon not less than 30 nor more than 60 days’ prior notice at a redemption price of 107.000% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that:  (1) at least 60% of the aggregate principal amount of Notes issued under this Indenture (including any Additional Notes) must remain outstanding immediately after the occurrence of such redemption; and (2) the redemption must occur within 180 days of the date of the closing of such Equity Offering.

(d)    Any redemption pursuant to this Section 3.07 shall be made in accordance with the provisions of Sections 3.01 through 3.06.

SECTION 3.08  Mandatory Redemption.  The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

SECTION 3.09  Clean-Up Call; Conditional Call.

(a)    Notwithstanding anything in this Article 3 to the contrary, in connection with any tender offer for the Notes (including any Change of Control Offer or any Asset Sale Offer), if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuer, or any third party making such tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party shall have the right upon not less than 10 nor more than 60 days' prior notice, given not more than 30 days following such purchase date, to redeem (with respect to the Issuer) or purchase (with respect to a third party) all Notes that remain outstanding following such purchase at a price equal to the price paid to each other Holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the date of redemption or purchase date, as the case may be, subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the date of redemption or purchase date, as the case may be.

(b)    Any redemption or purchase of the Notes, including in connection with an Equity Offering or a Change of Control, with the Net Proceeds of an Asset Sale or in connection with another transaction (or series of related transactions) or event, including any financing, may, at the Issuer's discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related Equity Offering, Change of Control, Asset Sale or other transaction or event, as the case may be, and notice of such redemption or purchase may be given prior to the completion or the occurrence of the related Equity Offering, Change of Control, Asset Sale or other transaction or event.  In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer's discretion, the date of redemption or purchase may be delayed until such time (including more than 60 days after the date the notice of redemption or purchase was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the date of redemption or purchase, or by the date of redemption or purchase as so delayed, or such notice may be rescinded at any time in the Issuer's discretion if in the good faith judgment of the Issuer any or all of such conditions will not be satisfied.  In addition, the Issuer may provide in such notice that payment of the redemption or purchase price and performance of the Issuer's obligations with respect to such redemption or purchase may be performed by another Person.  In no event shall the Trustee be responsible for monitoring, or charged with knowledge of, the maximum aggregate amount of the Notes eligible under this Indenture to be redeemed or purchased.

ARTICLE 4
 COVENANTS

SECTION 4.01  Payment of Notes.

(a)    The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes.  Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer or one of its Subsidiaries, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

(b)    The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

SECTION 4.02  Maintenance of Office or Agency.

(a)    The Issuer shall maintain in the United States of America an office or agency (which may be an office of the Trustee or Registrar or agent of the Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served.  The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

(b)    The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of their obligation to maintain an office or agency in the United States of America for such purposes.  The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c)    The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.04 of this Indenture.

SECTION 4.03  Reports.

(a)    The Issuer shall furnish to the Trustee and, upon request, to beneficial owners and prospective investors a copy of all of the information and reports referred to in clauses (1) and (2) below within the time periods specified in the Commission’s rules and regulations; provided, however, that the Issuer may satisfy its obligation to furnish such information to the Trustee, beneficial owners and prospective investors at any time by filing such information with the SEC:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K, if the Issuer were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K, if the Issuer were required to file such reports.

Whether or not required by the Commission, the Issuer shall comply with the periodic reporting requirements of the Exchange Act and shall file the reports specified in Sections 4.03(a)(1) and 4.03(a)(2) with the Commission within the time periods specified above unless the Commission shall not accept such a filing.  The Issuer agrees that it shall not take any action for the purpose of causing the Commission not to accept any such filings.  If, notwithstanding the foregoing, the Commission shall not accept the Issuer’s filings for any reason, the Issuer shall post the reports referred to in the preceding paragraph on its website within the time periods that would apply if the Issuer were required to file those reports with the Commission.

(b)    Notwithstanding Section 4.03(a), if any parent of the Issuer becomes a Guarantor, the reports, information and other documents required to be filed and provided pursuant to Section 4.03(a) may be those of the parent, rather than those of the Issuer so long as such filings would satisfy the Commission’s requirements.

(c)    The Issuer and the Guarantors shall, for so long as any Notes remain outstanding, furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(d)    Notwithstanding anything to the contrary, the Issuer shall not be deemed to have failed to comply with any of its obligations under this Section 4.03 for purposes of Section 6.01(4) until 60 days after the date any report hereunder is due.

(e)    Delivery of such reports, information and documents to the Trustee pursuant to the provisions of this Section 4.03 is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

SECTION 4.04  Compliance Certificate.

(a)    The Issuer and each Guarantor (to the extent that such Guarantor would be required under the TIA if this Indenture were qualified under the TIA) shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate that need not comply with Section 12.04 stating that a review of the activities of the Issuer’s and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Issuer and Guarantors have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to his or her knowledge, the Issuer and Guarantors are not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer and the Guarantors are taking or propose to take with respect thereto) and that to his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Issuer and the Guarantors are taking or propose to take with respect thereto.

(b)    The Issuer shall, so long as any of the Notes are outstanding, deliver to the Trustee, within 30 Business Days after any Officer becomes aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Issuer and the Guarantors are taking or propose to take with respect thereto.

SECTION 4.05  [Reserved].

SECTION 4.06  Stay, Extension and Usury Laws.  Each of the Issuer and Guarantors covenant (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of the Issuer and Guarantors (to the extent that it may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.07  Restricted Payments.

(a)    The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions (x) payable in Equity Interests (other than Disqualified Stock) of the Issuer or (y) to the Issuer or a Restricted Subsidiary of the Issuer), so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not a wholly owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) any Equity Interests of the Issuer held by Persons other than the Issuer or any of its Restricted Subsidiaries;

(3)	make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness, except (a) a payment of principal at the Stated Maturity thereof, (b) the purchase, repurchase or other acquisition of any such Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition or (c) intercompany Indebtedness permitted to be incurred pursuant to Section 4.09(b)(6); or

(4)	make any Restricted Investment

(all such payments and other actions set forth in Section 4.07(a)(1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving pro forma effect to such Restricted Payment:

(A)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(B)	the Issuer would, after giving pro forma effect to such Restricted Payment as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Test set forth in Section 4.09(a); and

(C)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries subsequent to January 1, 2013 (including Restricted Payments permitted by Sections 4.07(b)(1), (9), (13) and (16) but excluding all other Restricted Payments permitted by Section 4.07(b)), is less than the sum, without duplication, of:

(1)	100% of the Issuer’s Consolidated EBITDA on a cumulative basis during the period (taken as one accounting period) from January 1, 2013 to the last day of the Issuer’s last fiscal quarter ending prior to the date of such proposed Restricted Payment for which internal financial statements are available less 1.5 times the Issuer’s Consolidated Interest Expense for the same period, plus

(2)	100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by the Issuer since January 1, 2013 as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Issuer or from the incurrence of Indebtedness (including the issuance of Disqualified Stock) of the Issuer or any of its Restricted Subsidiaries that has been converted into or exchanged for such Equity Interests; provided that this clause (2) shall not include (i) the net cash proceeds or the Fair Market Value of marketable securities or other property received from the sale of (w) Equity Interests sold to, or Indebtedness held by, a Subsidiary of the Issuer, (x) Disqualified Stock or Indebtedness that has been converted into or exchanged for Disqualified Stock, (y) Designated Preferred Stock or (z) Equity Interests of the Issuer used to increase the amount available under Section 4.07(b)(8)(A) used to make a Restricted Payment pursuant to Section 4.07(b)(3) or used to make a Permitted Investment pursuant to clause (22) of the definition thereof or (ii) Excluded Contributions; plus

(3)	with respect to Restricted Investments made by the Issuer and its Restricted Subsidiaries after January 1, 2013 pursuant to this Section 4.07(a), (i) the aggregate amount of cash and the Fair Market Value of marketable securities or other property equal to the return from such Restricted Investments in any Person resulting from repayments of loans or advances, or other transfers of assets, in each case to the Issuer or any Restricted Subsidiary or from the net proceeds received in cash and the Fair Market Value of marketable securities or other property from the sale of any such Restricted Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income) or (ii) in the case of redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries or the merger or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary after January 1, 2013, the Fair Market Value of the Restricted Investments therein (or the assets transferred) at the time of such redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets, other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment, but, to the extent exceeding the amount of such Permitted Investment, including such excess amounts of cash or Fair Market Value; plus

(4)	100.0% of the aggregate amount received in cash and the Fair Market Value of marketable securities or other property received by means of the sale (other than to the Issuer or a Restricted Subsidiary) after January 1, 2013 of the Capital Stock of an Unrestricted Subsidiary (other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment), plus

(5)	the amount received in cash and the Fair Market Value of marketable securities or other property received by the Issuer or any Restricted Subsidiary as dividends or distributions from Unrestricted Subsidiaries after January 1, 2013 (other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment); provided that cash and the Fair Market Value of marketable securities or other property received by the Issuer or any Restricted Subsidiary as dividends, distributions or other payments from Data Centers South Holdings LLC or Data Center Investments Holdco LLC with respect to their respective Investments in CyrusOne Inc. or CyrusOne LP shall be included when calculating the amount available for Restricted Payments pursuant to this clause (5).

(b)    The preceding provisions of Section 4.07(a) shall not prohibit, so long as, in the case of clauses (3), (13), (16), (17) and (18) below, no Default has occurred and is continuing or would be caused thereby:

(1)	the payment of any dividend or the redemption of any Subordinated Indebtedness within 60 days after the date of declaration thereof or the giving of such redemption notice, if at said date of declaration or giving of such notice such payment would have complied with the provisions of this Indenture;

(2)	the payment of any dividend or other distribution by a Restricted Subsidiary of the Issuer to the holders of such Restricted Subsidiary’s Equity Interests, or the redemption or repurchase by any Restricted Subsidiary of the Issuer of its Equity Interests, on a pro rata basis;

(3)	the making of any Restricted Payment in exchange for, or out of the net cash proceeds of a contribution to the common equity of the Issuer or a substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Equity Interests (other than Disqualified Stock or Designated Preferred Stock) of the Issuer; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment shall be excluded from Section 4.07(a)(2);

(4)	the defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness with the net cash proceeds from a substantially concurrent incurrence (other than to a Subsidiary of the Issuer) of Permitted Refinancing Indebtedness;

(5)	the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any Preferred Stock of its Restricted Subsidiaries issued or incurred in accordance with Section 4.09;

(6)	payments made or expected to be made by the Issuer or any Restricted Subsidiary in respect of withholding or similar taxes payable by any future, present or former employee, director, officer, manager or consultant (or their Immediate Family Members) of the Issuer or any of its Restricted Subsidiaries and any repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise price of such options, warrants or similar rights or required withholding or similar taxes;

(7)	the payment of cash in lieu of the issuance of fractional Equity Interests or upon the purchase, redemption or other acquisition of fractional Equity Interests, including in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in the Issuer or any of its Restricted Subsidiaries, or any share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Issuer or any of its Restricted Subsidiaries, in each case, permitted under this Indenture; provided that such payments will not be for the purpose of evading the limitations of this Section 4.07 (as determined by the Board of Directors of the Issuer in good faith;

(8)	a Restricted Payment to pay for the repurchase, redemption or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Issuer held by any future, present or former employee, director, officer, manager or consultant of the Issuer or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management, director or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (8) do not exceed in any calendar year $10.0 million (with unused amounts in any calendar year being carried over to any succeeding calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(A)	the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer to any future, present or former employees, directors, officers, managers or consultants of the Issuer or any of its Restricted Subsidiaries that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 4.07(a)(C); plus

(B)	the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries after the Issue Date, less

(C)	the amount of any Restricted Payments previously made with the cash proceeds described in Sections 4.07(b)(8)(A) or (B);

and provided further that (i) cancellation of Indebtedness owing to the Issuer or any of its Restricted Subsidiaries from any future, present or former employees, directors, officers, managers or consultants of the Issuer or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer or any of its Restricted Subsidiaries and (ii) the repurchase of Equity Interests deemed to occur upon the exercise of options, warrants or similar instruments if such Equity Interests represents all or a portion of the exercise price thereof or payments, in lieu of the issuance of fractional Equity Interests or withholding to pay other taxes payable in connection therewith, in the case of each of clauses (i) and (ii) will not be deemed to constitute a Restricted Payment for purposes of this Section 4.07 or any other provision of this Indenture;

(9)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness in accordance with the provisions similar to Sections 4.10 and 4.14; provided that all Notes tendered in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have first been repurchased, redeemed or acquired or retired for value;

(10)	the making by the Issuer of regularly scheduled dividend payments in respect of the Convertible Preferred Stock of the Issuer in accordance with the terms thereof;

(11)	the defeasance, redemption or repurchase of Cincinnati Bell Telephone Company LLC’s Cincinnati Bell Telephone Notes or any Permitted Refinancing Indebtedness related thereto;

(12)	the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer or any of its Restricted Subsidiaries after the Issue Date; provided, however, that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer and its Restricted Subsidiaries on a consolidated basis would have had a Consolidated Adjusted Debt to EBITDA Ratio of less than 5.00 to 1.00;

(13)	the repurchase or other acquisition of Equity Interests in the Issuer or any of its Subsidiaries; provided, however, that the aggregate amount of such repurchases shall not exceed $30.0 million in any calendar year;

(14)	Restricted Payments that are made with Excluded Contributions;

(15)	distributions or payments of Receivables Fees;

(16)	other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (16) not to exceed the greater of (a) $50.0 million and (b) 3.5% of Total Assets at such time;

(17)	the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, Unrestricted Subsidiaries of the Issuer (other than the Unrestricted Subsidiaries the primary assets of which are cash or Cash Equivalents); and

(18)	the making of other Restricted Payments if, at the time of the making of such Restricted Payment, and after giving pro forma effect thereto (including, without limitation, the incurrence of any Indebtedness to finance such Restricted Payment and the application of the net proceeds thereof), the Consolidated Adjusted Debt to EBITDA Ratio of the Issuer would not exceed 3.25 to 1.00.

(c)    For purposes of determining compliance with this Section 4.07, in the event that a proposed Restricted Payment (or a portion thereof) meets the criteria of Sections 4.07(b)(1) through (18) or is entitled to be made pursuant to Section 4.07(a), the Issuer will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or a portion thereof) between Sections 4.07(b)(1) through (18) and Section 4.07(a) in any manner that otherwise complies with this Section 4.07; except that the Issuer may not reclassify any Restricted Payments as having been made under Section 4.07(b)(18) if originally made under Sections 4.07(b)(1) through (17) or under Section 4.07(a).

(d)    The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Issuer or such Subsidiary, as the case may be, pursuant to the Restricted Payment.

SECTION 4.08  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)    The Issuer shall not, and shall not permit any of its Restricted Subsidiaries that is not a Guarantor to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to the Issuer or any Guarantor;

(2)	pay any Indebtedness owed to the Issuer or any Guarantor;

(3)	make loans or advances to the Issuer or any Guarantor; or

(4	transfer any of its properties or assets to the Issuer or any Guarantor.

(b)    However, the preceding restrictions shall not apply to encumbrances or restrictions:

(1)	existing under, by reason of or with respect to contractual encumbrances or restrictions existing on the Issue Date, including pursuant to the Credit Agreement;

(2)	set forth in this Indenture, the Notes and the Note Guarantees;

(3)	existing under, by reason of or with respect to applicable law, statute, rule regulation, order or legally binding interpretation, and judgments, decrees, writs, permits, orders, or similar governmental actions of any Governmental Authority;

(4)	with respect to any Person or the Capital Stock, property or assets of a Person acquired by the Issuer or any of its Restricted Subsidiaries existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the Capital Stock, properties or assets of any Person, other than the Person, or the Capital Stock, property or assets of the Person, so acquired;

(5)	in the case of Section 4.08(a)(4):

(a)	that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

(b)	existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Issuer or any Restricted Subsidiary thereof not otherwise prohibited by this Indenture,

(c)	existing under Capital Lease Obligations, mortgage financings or purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired, or

(d)	arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Issuer or any Restricted Subsidiary thereof in any manner material to the Issuer or any Restricted Subsidiary thereof;

(6)	existing under, by reason of or with respect to any agreement for the sale or other disposition of Capital Stock of, or any property and assets of, the Issuer or a Restricted Subsidiary;

(7)	on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(8)	existing under, by reason of or with respect to Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	existing under, by reason of or with respect to provisions with respect to the disposition or distribution of assets or property, in each case contained in joint venture agreements, limited liability company agreements and other similar agreements and which, in the good faith judgment of the Issuer’s Board of Directors, will not materially adversely affect the Issuer’s ability to make payments of principal or interest on the Notes;

(10)	existing under, by reason of or with respect to Secured Indebtedness otherwise permitted to be incurred pursuant to Section 4.09 and Section 4.12 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(11)	existing under an agreement evidencing Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Issuer permitted to be incurred subsequent to the Issue Date pursuant to Section 4.09 hereof; provided that (A) in the good faith judgment of the Issuer, such incurrence will not materially impair the Issuer’s ability to make payments under the Notes when due or (B) such encumbrances and restrictions apply only during the continuance of a default in respect of a payment or financial maintenance covenant relating to such Indebtedness;

(12)	consisting of customary provisions in joint venture agreements and other similar agreements (including stockholder agreements, partnership agreements and limited liability company operating agreements) relating solely to such joint venture or entered into in the ordinary course of business;

(13)	consisting of customary provisions contained in leases, licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(14)	consisting of customary restrictions and conditions contained in the document relating to any Lien so long as (i) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 4.08;

(15)	any encumbrance or restriction arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that, individually or in the aggregate, (x) do not detract from the value of the property or assets of the Issuer or any Restricted Subsidiary in any manner material to the Issuer or any Restricted Subsidiary or (y) do not materially affect the Issuer’s ability to make future principal or interest payments on the Notes, in each case under this clause (15), as determined by the Issuer in good faith;

(16)	consisting of restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Issuer or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Issuer or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Issuer or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(17)	consisting of customary provisions restricting assignment of any agreement entered into the ordinary course of business;

(18)	any encumbrance or restriction in any agreement or instrument governing or in connection with a Qualified Receivables Financing; or

(19)	any encumbrances or restrictions of the type referred to in Sections 4.08(a)(1), (2), (3) or (4) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in Sections 4.08(b)(1) through (18); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive with respect to such dividend and other restrictions than those contained in the dividend or other restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For the purposes of this Section 4.08, dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bar thereto) to any other obligation will not be deemed to constitute such an encumbrance or restriction.

SECTION 4.09  Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)    The Issuer shall not, and shall not permit any Restricted Subsidiary to, incur, directly or indirectly, any Indebtedness (including Acquired Indebtedness), and the Issuer shall not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or any Preferred Stock; provided, that the Issuer and its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness) or issue Disqualified Stock, and the Restricted Subsidiaries of the Issuer may issue Preferred Stock, if on the date of such incurrence or issuance and after giving effect thereto the Consolidated Adjusted Debt to EBITDA Ratio is less than 5.00 to 1.00 (this test being referred to herein as the “Leverage Test”).

(b)   Section 4.09(a) shall not apply to any of the following (collectively, “Permitted Debt”):

(1)	the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness under Credit Facilities (including letters of credit or bankers’ acceptances issued or created under any Credit Facilities) in an aggregate principal amount at any one time outstanding pursuant to this clause (1) not to exceed $750.0 million;

(2)	the incurrence of Indebtedness, Disqualified Stock and Preferred Stock of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness under the Credit Agreement, the Notes and the Note Guarantees);

(3)	the incurrence by the Issuer of Indebtedness represented by the Notes (other than Additional Notes) in respect thereof and the related Note Guarantees;

(4)	the incurrence by the Issuer or any Restricted Subsidiary thereof of (a) Indebtedness, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction, repair, addition, design, installation or improvement of property (real or personal), plant or equipment used or useful in the business of, or a Similar Business to the business of, the Issuer or such Restricted Subsidiary (whether through the direct acquisition of such assets or the acquisition of Equity Interests of any Person owning such assets) and (b) Capital Lease Obligations and Synthetic Lease Obligations in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance, renew, extend, defease or replace any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (x) $225.0 million and (y) 10.0% of Total Assets;

(5)	the incurrence by the Issuer or any Restricted Subsidiary thereof of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, renew, extend, defease, or replace Indebtedness (other than intercompany Indebtedness), Disqualified Stock or Preferred Stock that was permitted by this Indenture to be incurred under Section 4.09(a) or Section 4.09(b)(2), (3), (5) or (14);

(6)	the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness (x) owing to and held by the Issuer or any of its Restricted Subsidiaries or (y) consisting of debits and credits among the Issuer and its Restricted Subsidiaries pursuant to the Centralized Cash Management System; provided, however, that (a) if the Issuer or any Guarantor is the obligor of such Indebtedness and such Indebtedness is held by a Restricted Subsidiary that does not guarantee the Notes, such Indebtedness must be expressly subordinated in right of payment to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Issuer, or the Note Guarantee, in the case of a Guarantor; and (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary thereof, or a lender or agent upon exercise of remedies under a pledge of such Indebtedness under any Credit Facilities constituting a Permitted Lien (but not a foreclosure thereon) shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this Section 4.09(b)(6);

(7)	the guarantee by the Issuer or any of its Restricted Subsidiaries of Indebtedness of the Issuer or a Restricted Subsidiary thereof that was permitted to be incurred by another provision of this Section 4.09;

(8)	the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes;

(9)	the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price, earnouts or similar obligations, or guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Issuer or any of its Restricted Subsidiaries pursuant to such agreements, in any case incurred or assumed in connection with the acquisition or disposition of any business, assets or Equity Interests of the Issuer or a Restricted Subsidiary (other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests of the Issuer or a Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount does not exceed the gross proceeds actually received by the Issuer or any Restricted Subsidiary thereof in connection with such disposition;

(10)	the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its incurrence;

(11)	Indebtedness incurred by the Issuer or any of the Restricted Subsidiaries constituting reimbursement or payment obligations with respect to or in connection with letters of credit, bankers’ acceptances, bank guarantees, warehouse receipts or similar facilities issued or entered into, or relating to obligations or liabilities incurred, in the ordinary course of business or consistent with past practice, including letters of credit in respect of workers’ compensation claims, performance, completion or surety bonds or guarantees, health, disability or other employee benefits or property, casualty, unemployment or liability insurance, other social security obligations or self-insurance or other Indebtedness with respect to obligations regarding workers’ compensation claims, performance, completion or surety or appeal bonds or guarantees, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(12)	obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance, bankers’ acceptance facilities and completion guarantees and similar obligations provided by the Issuer or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practice;

(13)	the incurrence by the Issuer or any Guarantor of Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes;

(14)	existing Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Issuer or any Restricted Subsidiary of the Issuer or merged into or consolidated with the Issuer or a Restricted Subsidiary of the Issuer in accordance with the terms of this Indenture; provided that after giving effect to such acquisition, merger or consolidation, either (a) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Test set forth in Section 4.09(a), or (b) the Consolidated Adjusted Debt to EBITDA Ratio of the Issuer and its Restricted Subsidiaries is equal to or less than immediately prior to such acquisition, merger or consolidation;

(15)	Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (15), does not exceed the greater of (a) $100.0 million and (b) 7.0% of Total Assets;

(16)	Indebtedness consisting of cash management services incurred in the ordinary course of business, including in respect of credit card obligations, overdrafts and related liabilities arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfers of funds;

(17)	customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(18)	the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Financing that is without recourse (other than pursuant to representations, warranties, covenants, indemnities and performance guarantees customarily entered into in connection with a similar financing) to the Issuer or any Restricted Subsidiary of the Issuer or its assets (other than such Receivables Subsidiary and its subsidiaries and assets);

(19)	(a) guarantees of Indebtedness of joint ventures of the Issuer or any Restricted Subsidiary of the Issuer and (b) Indebtedness of any Foreign Subsidiaries of the Issuer in an amount, together with any other Indebtedness incurred under this clause (19), at any one time outstanding, not to exceed the greater of (a) $50.0 million and (b) 3.5% of Total Assets;

(20)	Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to future, present or former employees, directors, officers, managers and consultants thereof, in each case to finance the purchase or redemption of Equity Interests of the Issuer to the extent set forth in Section 4.07(b)(6) or Section 4.07(b)(8);

(21)	Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Issuer and its Restricted Subsidiaries;

(22)	Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms;

(23)	Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business; and

(24)	Indebtedness incurred after the Issue Date by the Issuer or any of its Restricted Subsidiaries under any Channel Financing Facility in an aggregate principal amount that, when taken together with the aggregate then outstanding principal amount of Indebtedness incurred under all other Channel Financing Facilities of the Issuer and its Restricted Subsidiaries incurred under this clause (24), does not exceed the greater of (a) $30.0 million and (b) 2.0% of Total Assets at that time at any one time outstanding.

(c)    For purposes of determining compliance with this Section 4.09, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in Section 4.09(b)(1) through (24) above, or is entitled to be incurred pursuant to Section 4.09(a), the Issuer shall be permitted to classify such item of Indebtedness at the time of its incurrence in any manner that complies with this Section 4.09.  Indebtedness under the Credit Agreement outstanding on the Issue Date shall be deemed to have been incurred on such date in reliance on the exception provided by Section 4.09(b)(1).  Additionally, all or any portion of any item of Indebtedness (other than Indebtedness under the Credit Agreement incurred on the Issue Date, which at all times shall be deemed to have been incurred under Section 4.09(b)(1) above) may later be reclassified as having been incurred pursuant to Section 4.09(a) or under any one of the categories of Permitted Debt described in Sections 4.09(b)(1) through (24) so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassification.  Accrual of interest, accretion of accreted value, amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms as the Indebtedness on which such interest is being paid and any other issuance of securities paid-in-kind shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 4.09, but such amounts shall be included in Consolidated Adjusted Debt to the extent provided for in such definition.

(d)    Notwithstanding any other provision of Section 4.09, the maximum amount of Indebtedness that may be incurred pursuant to Section 4.09 shall not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

(e)    The Issuer shall not incur any Indebtedness that is contractually subordinate in right of payment to any other Indebtedness of the Issuer unless it is contractually subordinate in right of payment to the Notes to the same extent.  No Guarantor shall incur any Indebtedness that is contractually subordinate in right of payment to any other Indebtedness of such Guarantor unless it is contractually subordinate in right of payment to such Guarantor’s Note Guarantee to the same extent.  For purposes of the foregoing, no Indebtedness shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer or any Guarantor, as applicable, solely by reason of any Liens or guarantees arising or created in respect thereof or by virtue of the fact that the holders of any Secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them

(f)    In the event that the Issuer or a Restricted Subsidiary intends to incur Indebtedness under a revolving credit commitment in compliance with a financial ratio or other financial test in this Indenture, the Issuer may elect to test compliance with such ratio or test on the date such revolving credit commitment is established after giving pro forma effect to the incurrence of the entire committed amount of Indebtedness thereunder, in which case such committed amount under such revolving credit commitment may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with such ratio or test.

SECTION 4.10  Asset Sales.

(a)    The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Issuer (or the Restricted Subsidiary of the Issuer, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of (except for consideration received from an insurer or governmental authority, as the case may be, in the event of loss, damage, destruction or condemnation); and

(2)	at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination of both. For purposes of this Section 4.10(a)(2), each of the following shall be deemed to be cash:

(A)	any liabilities (as shown on the most recent balance sheet of the Issuer or its Restricted Subsidiaries) of the Issuer or any Restricted Subsidiary (other than contingent liabilities, Indebtedness that is by its terms subordinated to the Notes or any Note Guarantee and liabilities to the extent owed to the Issuer or any Subsidiary of the Issuer) that are (i) assumed by the transferee of any such assets or Equity Interests pursuant to a written assignment and assumption agreement that releases the Issuer or such Restricted Subsidiary from further liability therefor or (ii) otherwise cancelled or terminated in writing by the applicable creditors in connection with the transaction with such transferee;

(B)	any securities, notes or other obligations received by the Issuer or any Restricted Subsidiary of the Issuer from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash, Cash Equivalents or Replacement Assets within 180 days of the receipt thereof (to the extent of the cash, Cash Equivalents or Replacement Assets received in that conversion); and

(C)	any Designated Noncash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this Section 4.10(a)(2)(C) that is at that time outstanding, not to exceed the greater of (x) $50.0 million and (y) 5.0% of Total Assets (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(b)    Within 365 days after the receipt by the Issuer or any of its Restricted Subsidiaries of any Net Proceeds from an Asset Sale, the Issuer or such Restricted Subsidiary may apply such Net Proceeds at its option:

(1)	to prepay, repay or purchase (x) Indebtedness secured by assets of the Issuer or its Restricted Subsidiaries, (y) Obligations under the Credit Agreement or (z) Indebtedness of a Restricted Subsidiary of the Issuer that is not a Guarantor; provided that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this Section 4.10(b)(1), the Issuer or such Restricted Subsidiary shall retire such Indebtedness and shall cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or

(2)	to purchase Replacement Assets.

Pending the final application of any such Net Proceeds, the Issuer or such Restricted Subsidiary may temporarily reduce revolving credit borrowings (including any Receivables Facilities) or otherwise invest such Net Proceeds in any manner that is not prohibited by this Indenture.

(c)    On the 366th day after an Asset Sale or such earlier date, if any, as the Issuer determines not to apply the Net Proceeds relating to such Asset Sale as set forth in Section 4.10(b) (each such date being referred as an “Excess Proceeds Trigger Date”), such aggregate amount of Net Proceeds that has not been applied, or committed to be applied pursuant to a binding commitment (so long as the Issuer or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such amount of Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment), on or before the Excess Proceeds Trigger Date as permitted pursuant to Section 4.10(b) (“Excess Proceeds”) shall be applied by the Issuer, subject to Section 3.09, to make an offer (an “Asset Sale Offer”) to all Holders with a copy to the Trustee and all holders of other Indebtedness that is pari passu with the Notes or any Note Guarantee, to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds.  The offer price in any Asset Sale Offer shall be equal to 100% of the principal amount (or accreted value) of the Notes and such other pari passu Indebtedness plus accrued and unpaid interest, if any, to the date of purchase, and shall be payable in cash.

(d)    The Issuer may defer the Asset Sale Offer until there are aggregate unutilized Excess Proceeds equal to or in excess of $25.0 million resulting from one or more Asset Sales, at which time the entire unutilized amount of Excess Proceeds (not only the amount in excess of $25.0 million) shall be applied as provided in Section 4.10(c).  If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer and its Restricted Subsidiaries may use such Excess Proceeds for any purpose not otherwise prohibited by this Indenture.  If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes and such other pari passu Indebtedness shall be purchased on a pro rata basis based on the principal amount (or accreted value) of Notes and such other pari passu Indebtedness tendered.  If the aggregate principal amount of Notes or the pari passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Issuer shall select such pari passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such pari passu Indebtedness tendered, subject to applicable DTC procedures with respect to Global Notes.  Upon completion of each Asset Sale Offer, the Excess Proceeds subject to such Asset Sale shall no longer be deemed to be Excess Proceeds.

(e)    The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer.  To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.

SECTION 4.11  Transactions with Affiliates.

(a)   The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1)	such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Issuer or such Restricted Subsidiary with a Person that is not an Affiliate of the Issuer or any of its Restricted Subsidiaries; and

(2)	the Issuer delivers to the Trustee, with respect to any Affiliate Transaction involving aggregate consideration in excess of $20.0 million, a Board Resolution set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this Section 4.11 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Issuer (if any).

(b)   The following items shall not be deemed to be Affiliate Transactions and, therefore, shall not be subject to the provisions of Section 4.11(a):

(1)	transactions between or among the Issuer and a Restricted Subsidiary of the Issuer or between or among Restricted Subsidiaries of the Issuer or, in any case, any entity that becomes a Restricted Subsidiary of the Issuer as a result of such transaction;

(2)	payment of fees to, and indemnification and similar payments on behalf of, directors of the Issuer and its Restricted Subsidiaries;

(3)	Restricted Payments that are permitted by the provisions of Section 4.07 and Permitted Investments;

(4)	any issuance or sale of Equity Interests (other than Disqualified Stock) of the Issuer or any contribution to the capital of the Issuer (other than Disqualified Stock);

(5)	transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6)	transactions pursuant to agreements or arrangements in effect on the Issue Date, or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not materially more disadvantageous to the Issuer and its Restricted Subsidiaries than the original agreement or arrangement in existence on the Issue Date;

(7)	any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Issuer or any of its Restricted Subsidiaries with present, future or former directors, officers and employees of the Issuer or any of its Restricted Subsidiaries and the payment of fees and compensation to, or provision of an indemnity with respect to, present, future or former officers and employees of the Issuer or any of its Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans);

(8)	payments, awards, grants, advances or loans (in cash or otherwise) to employees or consultants in the ordinary course of business;

(9)	transactions with a Person that is an Affiliate of the Issuer solely because the Issuer, directly or indirectly, owns Equity Interests in, or controls, such Person; provided that no Affiliate other than the Issuer or its Restricted Subsidiary will have a beneficial interest or otherwise participate in such Affiliate;

(10)	transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods and services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to the Issuer and its Restricted Subsidiaries in the determination of a majority of the disinterested members of the Board of Directors or the senior management of the Issuer, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated third party;

(11)	the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of or for the benefit of, present, future or former employees, directors, officers, members of management or consultants (or their Immediate Family Members) of the Issuer or any of its Restricted Subsidiaries;

(12)	transactions between or among the Issuer or its Subsidiaries pursuant to the Centralized Cash Management System;

(13)	any licensing agreement or similar agreement entered into in the ordinary course of business relating to the use of technology or intellectual property between any of the Issuer and its Subsidiaries, on the one hand, and any company or other Person which is an Affiliate of the Issuer or its Subsidiaries by virtue of the fact that Person has made an Investment in or owns any Equity Interests of such company or other Person which are fair to the Issuer or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(14)	payments to and Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Issuer and its Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of Restricted Subsidiaries to any future, current or former employee, director, officer, manager or consultant (or their Immediate Family Members) of the Issuer or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement that are, in each case, approved by the Issuer in good faith; and any employment agreements, severance arrangements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, managers or consultants (or their Immediate Family Members) that are, in each case, approved by the Issuer in good faith;

(15)	payments by the Issuer or any of its Restricted Subsidiaries of reasonable insurance premiums to, and any borrowings or dividends received from, any Captive Insurance Subsidiary;

(16)	any lease or sublease entered into between the Issuer or any Restricted Subsidiary, as lessee, and any Affiliate of the Issuer, as lessor or sublessor, which is approved by a majority of the disinterested members of the Board of Directors of the Issuer in good faith;

(17)	the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to stockholders of the Issuer pursuant to any stockholders agreement or any registration rights agreement entered into by the Issuer in connection therewith;

(18)	transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Issuer in an Officer’s Certificate) for the purposes of improving the consolidated tax efficiency of the Issuer and its Restricted Subsidiaries and not for the purpose of circumventing any covenant set forth in this Indenture; and

(19)	sales, contributions, conveyances and other transfers of Transferred Assets, or participations therein, to a Receivables Subsidiary or any other similar transactions in connection with any Qualified Receivables Financing.

SECTION 4.12  Liens.

(a)    The Issuer shall not, and shall not permit any of the Guarantors to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under this Indenture and the Notes are secured by a Lien on such property or assets on an equal and ratable basis with the obligations so secured (or, in the case of Indebtedness subordinated to the Notes or the related Note Guarantees, prior or senior thereto, with the same relative priority as the Notes shall have with respect to such subordinated Indebtedness) until such time as such obligations are no longer secured by a Lien.

(b)    Any Lien created for the benefit of the Holders pursuant to this Section 4.12 shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in Section 4.12(a) above (other than a release following enforcement of remedies in respect of such Lien or the obligations secured by such Lien).

(c)    With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any increased amount of such Indebtedness resulting from the accretion or amortization of original issue discount or increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

SECTION 4.13  [Reserved].

SECTION 4.14  Offer to Repurchase upon a Change of Control.

(a)    If a Change of Control occurs (unless the Issuer has exercised its right to redeem all of the Notes as described in Section 3.07) , each Holder of Notes shall have the right to require the Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that Holder’s Notes pursuant to an offer (a “Change of Control Offer”) at an offer price (a “Change of Control Payment”) in cash equal to not less than 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, thereon, to the date of repurchase (the “Change of Control Payment Date”), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.  Subject to Section 3.09, within 30 days following any Change of Control (unless the Issuer has exercised its right to redeem all of the Notes pursuant to Section 3.07 hereof), the Issuer shall mail (or with respect to Global Notes, to the extent permitted or required by applicable DTC procedures or regulations, send electronically) a notice to each Holder with a copy to the Trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is sent, subject to Section 3.09.  The notice, if sent prior to the consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.  The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.  To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control provisions of this Indenture by virtue of such compliance.

(b)    Subject to Section 3.09, on the Change of Control Payment Date, the Issuer shall, to the extent lawful:

(1)	accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3)	deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuer.

(c)    The Paying Agent shall promptly mail or wire transfer to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $2,000 or an integral multiple $1,000 in excess of $2,000.

(d)    The Issuer shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(e)    If the terms of the Credit Agreement, future credit agreements or similar agreements to which the Issuer or its Subsidiaries become party prohibit the Issuer from making a Change of Control Offer or from purchasing the Notes pursuant thereto, prior to the mailing of notices to holders pursuant to Section 4.14(a), but in any event, within 30 days following any Change of Control, the Issuer shall:

(1)	repay in full all Indebtedness outstanding under the Credit Agreement or any future credit agreements or similar agreements to which the Issuer or its Subsidiaries become party, or offer to repay in full all such Indebtedness and repay the indebtedness of each lender thereunder who has accepted such offer; or

(2)	obtain the requisite consent under the Credit Agreement or any future credit agreement or similar agreements to which the Issuer or its Subsidiaries become party, to permit the purchase of the Notes as described above.

The Issuer must first comply with this Section 4.14(e) before it shall be required to purchase Notes in the event of a Change of Control; provided, however, that the Issuer’s failure to comply with this Section 4.14(e) or to make a Change of Control Offer because of any such failure shall constitute an Event of Default under Section 6.01(4) (and not under Section 6.01(2)).

(f)    Notwithstanding anything to the contrary in this Section 4.14, the Issuer shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 and all other provisions of this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

SECTION 4.15  Designation of Restricted and Unrestricted Subsidiaries.

(a)    The Board of Directors of the Issuer may designate any Restricted Subsidiary of the Issuer to be an Unrestricted Subsidiary; provided that:

(1)	any guarantee by the Issuer or any Restricted Subsidiary thereof of any Non-Recourse Debt of the Subsidiary being so designated shall be deemed to be an incurrence of Indebtedness by the Issuer or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such incurrence of Indebtedness would be permitted under Section 4.09;

(2)	the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary being so designated (including any guarantee by the Issuer or any Restricted Subsidiary thereof of any Indebtedness of such Subsidiary) shall be deemed to be a Restricted Investment made as of the time of such designation and that such Investment would comply with Section 4.07; and

(3)	such Subsidiary and its Subsidiaries does not hold any Capital Stock or Indebtedness of, or own or hold any Lien on any property or assets of, or have any Investment in, the Issuer or any other Restricted Subsidiary of the Issuer (other than a Subsidiary of the entity being so designated).

(b)    Any designation of a Restricted Subsidiary of the Issuer as an Unrestricted Subsidiary, or of an Unrestricted Subsidiary of the Issuer as a Restricted Subsidiary, shall be evidenced to the Trustee by filing with the Trustee the Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by this Indenture  (other than with respect to the Unrestricted Subsidiaries listed in clause (2) of the definition of “Unrestricted Subsidiary”, which are Unrestricted Subsidiaries as of the Issue Date without any further action being required).

(c)    The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1)	such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness (including any Non-Recourse Debt) of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under Section 4.09;

(2)	all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under Section 4.12; and

(3)	no Default or Event of Default would occur and be continuing following such designation.

SECTION 4.16  [Reserved].

SECTION 4.17  Guarantees.  The Issuer shall cause each Domestic Subsidiary of the Issuer that guarantees borrowings by the Issuer under the Credit Facilities to become a Guarantor, and, if applicable, to execute and deliver to the Trustee a supplemental guarantee pursuant to which such Restricted Subsidiary will become a Guarantor.

SECTION 4.18  [Reserved].

SECTION 4.19  Suspension of Certain Covenants.  Following the first day of a Covenant Suspension (such a date, a “Suspension Date”) and continuing until a Reversion Date (such period a “Suspension Period”), the Issuer and its Restricted Subsidiaries will not be subject to Sections 4.07, 4.08, 4.09, 4.10, 4.11 4.17 and 5.01(a)(3).

After a Reversion Date the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended and such Suspended Covenants will be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes are subsequently rated Investment Grade and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain such Investment Grade rating and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of the Issuer or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The Note Guarantees of the Guarantors will be suspended during the Suspension Period but will be reinstated on the Reversion Date. Additionally, on the Suspension Date the amount of Excess Proceeds from Net Proceeds of Asset Sales shall be reset to zero.

During the Suspension Period, the Issuer and its Restricted Subsidiaries will be entitled to incur Liens to the extent provided for under Section 4.12 (including, without limitation, Permitted Liens) and any Permitted Liens that refer to one or more Suspended Covenants shall be interpreted as though such applicable Suspended Covenant continued to be applicable during the Suspension Period (but solely for purposes of Section 4.12 and for no other covenant).

On each Reversion Date, all Indebtedness incurred during such Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.09(b)(2); provided that all Indebtedness outstanding on such Reversion Date under the Credit Agreement shall be deemed incurred or issued pursuant to Section 4.09(b)(1) (up to the maximum amount of such Indebtedness that would be permitted to be incurred thereunder as of such Reversion Date and after giving effect to Indebtedness incurred prior to the Suspension Period and outstanding on such Reversion Date). Any Affiliate Transaction entered into after any Reversion Date pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to Section 4.11(b)(6).  Any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to take any action described in Sections 4.08(a)(1) though (4) that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to Section 4.08(b)(1).  Calculations made after any Reversion Date of the amount available to be made as Restricted Payments under Section 4.07 will be made as though Section 4.07 had been in effect prior to but not during the Suspension Period.

During any Suspension Period, no Restricted Subsidiary may be designated as an Unrestricted Subsidiary.

The Issuer, in an Officer’s Certificate, shall provide the Trustee notice of any Covenant Suspension or Reversion Date.  The Trustee shall have no obligation to (i) independently determine or verify if such events have occurred, (ii) make any determination regarding the impact of actions taken during the Suspension Period on the Issuer’s future compliance with its covenants or (iii) notify the Holders of a Covenant Suspension or Reversion Date.

ARTICLE 5
 SUCCESSORS

SECTION 5.01  Merger, Consolidation or Sale of Assets.

(a)    The Issuer shall not, directly or indirectly:  (i) consolidate or merge with or into another Person (whether or not the Issuer is the surviving Person) or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless

(1)	either: (A) the Issuer is the surviving corporation; or (B) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (i) is a Person organized or existing under the laws of the United States of America, any state thereof or the District of Columbia (provided that, if the Person formed by or surviving such consolidation or merger, or the transferee of such properties or assets is not a corporation, then there shall be a co-obligor of the Notes that is a corporation) and (ii) assumes all the obligations of the Issuer under the Notes and this Indenture pursuant to agreements reasonably satisfactory to the Trustee;

(2)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3)	immediately after giving effect to such transaction on a pro forma basis, the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made, shall either (x) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Test set forth in Section 4.09(a) or (y) have a Consolidated Adjusted Debt to EBITDA Ratio that is equal to or lower than the Consolidated Adjusted Debt to EBITDA Ratio of the Issuer immediately prior to such transaction;

(4)	each Guarantor, unless such Guarantor is the Person with which the Issuer has entered into a transaction under this Section 5.01, shall have by amendment to its Note Guarantee confirmed that its Note Guarantee shall apply to the obligations of the Issuer or the surviving Person in accordance with the Notes and this Indenture; and

(5)	the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, in each case stating that such transaction and such agreement complies with this Section 5.01 and that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

(b)    Notwithstanding the foregoing, the Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating the Issuer or such Restricted Subsidiary in another jurisdiction to realize tax or other benefits.

(c)    For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer, which properties and assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

SECTION 5.02  Successor Corporation Substituted.  Upon any consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of the Issuer in accordance with Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Issuer is merged or to which such sale, assignment, transfer, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, conveyance or other disposition, the provisions of this Indenture referring to the “Issuer” shall refer instead to the successor Person and not to the Issuer), and may exercise every right and power of, the Issuer under this Indenture with the same effect as if such successor Person had been named as the Issuer in this Indenture.  In the event of any such transfer, the predecessor company will be released and discharged from all liabilities and obligations in respect of the Notes and this Indenture and the predecessor company may be dissolved, wound up or liquidated at any time thereafter.

ARTICLE 6
 DEFAULTS AND REMEDIES

SECTION 6.01  Events of Default and Remedies.

Each of the following is an “Event of Default” with respect to the Notes:

(1)	default for 30 days in the payment when due of interest on the Notes;

(2)	default in payment when due (whether at maturity, upon acceleration, redemption, required repurchase or otherwise) of the principal of, or premium, if any, on the Notes;

(3)	failure by the Issuer to comply with Article 5;

(4)	failure by the Issuer or any of its Restricted Subsidiaries for 60 days after written notice to the Issuer by the Trustee or to the Issuer and the Trustee by Holders representing 25% or more of the aggregate principal amount of Notes then outstanding to comply with any of the other agreements in this Indenture;

(5)	default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or any of its Restricted Subsidiaries, whether such Indebtedness now exists or is created after the issuance of the Notes, if both:

(A)	such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(B)	the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregates $35.0 million or more;

(6)	failure by the Issuer or any of its Restricted Subsidiaries to pay final judgments (to the extent such judgments are not paid or covered by indemnities which have been collateralized or insurance provided by a reputable carrier that has the ability to perform) aggregating in excess of $35.0 million, which final judgments are not paid, discharged, waived or stayed for a period of 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(7)	except as permitted by this Indenture, any Note Guarantee with respect to the Notes shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee with respect to the Notes;

(8)	the Issuer or any Significant Subsidiary of the Issuer (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary) pursuant to or within the meaning of Bankruptcy Law:

(A)	commences a voluntary case,

(B)	consents to the entry of an order for relief against it in an involuntary case,

(C)	makes a general assignment for the benefit of its creditors, or

(D)	generally is not paying its debts as they become due;

(9)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)	is for relief against the Issuer or any Significant Subsidiary of the Issuer (or Restricted Subsidiaries that together would constitute a Significant Subsidiary), in an involuntary case; or

(B)	appoints a bankruptcy trustee or receiver of the Issuer or any Significant Subsidiary of the Issuer (or Restricted Subsidiaries that together would constitute a Significant Subsidiary) for all or substantially all of the property of the Issuer or any Significant Subsidiary of the Issuer (or Restricted Subsidiaries that together would constitute a Significant Subsidiary); or

(C)	orders the liquidation of the Issuer or any Significant Subsidiary of the Issuer (or Restricted Subsidiaries that together would constitute a Significant Subsidiary).

SECTION 6.02  Acceleration.

(a)    In the case of an Event of Default specified in clauses (8) and (9) of Section 6.01 above with respect to the Issuer, all outstanding Notes shall become due and payable immediately without further action or notice.  If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Issuer (and to the Trustee if given by Holders) specifying the Event of Default.  Upon such declaration, the Notes, together with accrued and unpaid interest, shall become due and payable immediately.  The Holders of a majority in principal amount of the Notes then outstanding may rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and all amounts owing to the Trustee have been paid.

(b)    In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in Section 6.01(5), the declaration of acceleration of the Notes shall be automatically annulled if (i) the holders of all Indebtedness described in Section 6.01(5) have rescinded the declaration of acceleration in respect of such Indebtedness within 30 Business Days of the date of such declaration, if the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction, (ii) all existing Events of Default with respect to Notes, except non-payment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived, and (iii) all amounts owing to the Trustee have been paid.

SECTION 6.03  Other Remedies.

(a)    If an Event of Default occurs and is continuing with respect to the Notes, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest with respect to, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

(b)    The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

SECTION 6.04  Waiver of Past Defaults.  Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences hereunder except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

The Issuer shall deliver to the Trustee an Officer’s Certificate stating that the requisite percentage of Holders have consented to such waiver and attaching copies of such consents.  In case of any such waiver, the Issuer, the Trustee and the Holders shall be restored to their former positions and rights hereunder and under the Notes, respectively.  This Section 6.04 shall be in lieu of Section 316(a)(1)(B) of the TIA and such Section 316(a)(1)(B) of the TIA is hereby expressly excluded from this Indenture and the Notes, as permitted by the TIA.  Upon any such waiver, such Default with respect to the affected Notes shall cease to exist, and any Event of Default with respect to such Notes arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 6.05  Control by Majority.  The Holders of a majority in principal amount of the then outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee with respect to the Notes, or exercising any trust or power conferred upon the Trustee under this Indenture.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders.

SECTION 6.06  Limitation on Suits.

(a)    A Holder of a Note may not pursue any remedy with respect to this Indenture or the Notes unless:

(1)	the Holder gives the Trustee written notice of a continuing Event of Default;

(2)	the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(3)	such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4)	the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5)	during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

(b)    A Holder of a Note may not use this Indenture to affect, disturb or prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holder).

SECTION 6.07  Rights of Holders to Receive Payment.  Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, shall not be impaired or affected without the consent of the Holder.

SECTION 6.08  Collection Suit by Trustee.  If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing with respect to the Notes, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest, if any, remaining unpaid on the Notes and interest on overdue principal and premium, if any, and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09  Trustee May File Proofs of Claim.  The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes then outstanding allowed in any judicial proceedings relative to any of the Issuer or Guarantors (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other securities or property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10  Priorities.

(a)    Any money or property collected by the Trustee pursuant to this Article 6, or any money or property distributable in respect of the Issuer’s or any Guarantor’s obligations under this Indenture after an Event of Default, shall be paid out or distributed in the following order:

First:  to the Trustee or any predecessor trustee, its agents and attorneys for amounts due under Section 7.07, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second:  to Holders in respect of which such money was collected for amounts due and unpaid on the Notes for principal, premium, if any and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third:  to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders.

SECTION 6.11  Undertaking for Costs.  In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7
 TRUSTEE

SECTION 7.01  Duties of Trustee.

(a)    If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)    Except during the continuance of an Event of Default:

(1)	the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)	in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any certificates or opinions required to be delivered hereunder, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)    The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)	this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2)	the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(3)	the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Article 6.

(d)    Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e)    No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability.  The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request or direction of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, costs, liability or expense that might be incurred by it in connection with the request or direction.

(f)    Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.  The Trustee (acting in any capacity) shall be under no liability for interest on any money received by it hereunder unless otherwise agreed in writing with the Issuer.  The Trustee shall not be required to give any bond or surety in respect of the performance of its powers or duties hereunder.

SECTION 7.02  Certain Rights of Trustee.

(a)    The Trustee may conclusively rely and shall be protected in acting or refraining from acting upon any document (whether in its original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document.

(b)    Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.  The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)    The Trustee may act through its attorneys and agents and shall not be responsible for the willful misconduct or negligence of any agent appointed with due care.

(d)    The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.  The permissive right of the Trustee to do things enumerated in this Indenture shall not be construed as a duty of the Trustee.

(e)    Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution.

(f)    The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g)    The Trustee shall not be deemed to have notice of any Default or Event of Default (except any Event of Default occurring pursuant to Section 6.01(1) or (2) or Section 4.01) unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of such event is sent to the Trustee in accordance with Section 12.01, and such notice references the Notes and this Indenture.

(h)    In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)    The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j)    The Trustee may request that the Issuer deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(k)    In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 7.03  Individual Rights of Trustee.  The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may become a creditor of, or otherwise deal with, the Issuer or any of its Affiliates with the same rights it would have if it were not Trustee.  However, in the event that the Trustee acquires any conflicting interest as described in the TIA (as in effect at such time), it must eliminate such conflict within 90 days or resign.  Any Affiliate may do the same with like rights and duties.  The Trustee is also subject to Section 7.10 and Section 7.11.

SECTION 7.04  Trustee’s Disclaimer.  The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes or the Note Guarantees, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, it shall not be responsible for any statement or recital herein or any statement in the Notes, in the Offering Memorandum or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication, and it shall not be responsible for the compliance by the Issuer or any Holder with any federal or state securities laws or the determination as to which beneficial owners are entitled to receive notices hereunder.

Notwithstanding anything else herein to the contrary, the Trustee shall not have (a) any responsibility with respect to (i) the accuracy of the records of any Depositary or any other Person with respect to any beneficial interest in Global Notes or (ii) the selection of the particular portions of a Global Note to be redeemed or refunded in the event of a partial redemption or refunding of part of the Notes then outstanding that are represented by Global Notes, or (b) any obligation to (i) deliver to any Person, other than a Holder, any notice with respect to Global Notes, including any notice of redemption or refunding or (ii) make payment to any Person, other than a Holder, of any amount with respect to the principal of, redemption premium, if any, or interest on Global Notes.

SECTION 7.05  Notice of Defaults.  If a Default or an Event of Default occurs and is continuing with respect to the Notes and if a Responsible Officer of the Trustee has notice of such Default or Event of Default as described in Section 7.02(g), the Trustee shall mail to Holders a notice of the Default or Event of Default within 90 days after it occurs; provided, however, that in any event the Trustee shall not be required to mail such notice prior to 10 days after a Responsible Officer receives notice of such default or Event of Default as described in Section 7.02(g).  Except in the case of a Default or Event of Default relating to the payment of principal or interest on any Note then outstanding, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

SECTION 7.06  Reports by Trustee to Holders of the Notes.

(a)    Within 60 days after each May 15 beginning with the May 15 following the date hereof, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that would comply with TIA Section 313(a), if the TIA applied, (but if no event described in TIA Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted).  The Trustee shall also transmit by mail to Holders the reports specified in TIA Section 313(b)(2). Reports required pursuant to this Section 7.06 shall be transmitted by mail as set out in TIA Section 313(c).

(b)    A copy of each report at the time it is sent to the Holders shall be sent to the Issuer and any stock exchange on which the Notes are listed.  The Issuer shall promptly notify the Trustee in writing when the Notes are listed on any stock exchange or any delisting thereof.

SECTION 7.07  Compensation and Indemnity.

(a)    The Issuer shall pay to the Trustee from time to time compensation for its acceptance of this Indenture and services hereunder in accordance with a written agreement between the Trustee and the Issuer.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Issuer shall reimburse the Trustee promptly upon request (but in any event within 30 days) for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services.  Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b)    The Issuer and the Guarantors, jointly and severally, shall fully indemnify the Trustee and its directors, officers, agents and employees (including its attorneys and consultants) against any and all losses, damages, claims, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Issuer and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by either of the Issuer or any Holder or any other person) or liability in connection with the exercise or performance of any of its rights, powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or willful misconduct.  The Trustee shall notify the Issuer and the Guarantors promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder.  The Issuer shall defend the claim and the Trustee shall cooperate in the defense.  The Issuer does not need to pay for any settlement made without its consent.  The Issuer need not reimburse any expense or indemnify against any loss or liability incurred by the Trustee as a result of the Trustee’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction.

(c)    The obligations of the Issuer and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture and resignation or removal of the Trustee.

(d)    To secure the Issuer’s payment obligations in this Section 7.07, the Trustee shall have a Lien prior to the Notes, which it may exercise by right of set-off, on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes.  Such Lien shall survive the satisfaction and discharge of this Indenture and resignation or removal of the Trustee.

(e)    When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(7) and (8) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f)    Any amounts due and owing to the Trustee hereunder (whether in the nature of fees, expenses, indemnification payments or reimbursements for advances) which have not been paid by or on behalf of the Issuer within 30 days following written notice thereof given to the Issuer shall bear interest at an interest rate equal to the Trustee’s announced prime rate in effect from time to time, plus two percent (2%) per annum.

(g)    “Trustee” for the purposes of this Section 7.07 shall include any predecessor Trustee and the Trustee in each of its capacities hereunder and each agent, custodian and other person employed to act hereunder; provided, however, that the negligence or willful misconduct of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

SECTION 7.08  Replacement of Trustee.

(a)    A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b)    The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer.  The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee with respect to the Notes by so notifying the Trustee and the Issuer in writing.  The Issuer may remove the Trustee if:

(1)	the Trustee fails to comply with Section 7.10;

(2)	the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)	a custodian or public officer takes charge of the Trustee or its property; or

(4)	the Trustee becomes incapable of acting.

(c)    If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee with respect to the Notes to replace the successor Trustee appointed by the Issuer.

(d)    If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer, or the Holders of at least 10% in principal amount of the then outstanding Notes may petition at the expense of the Issuer any court of competent jurisdiction for the appointment of a successor Trustee.

(e)    If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may, at the expense of the Issuer, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)    A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer.  Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail or send a notice of its succession to Holders.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07.  Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09  Successor Trustee by Merger, Etc.  If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act shall be the successor Trustee.

SECTION 7.10  Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trust powers, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition. Neither the Issuer nor any Guarantor, nor any Person directly or indirectly controlling, controlled by, or under common control with the Issuer or any Guarantor shall serve as Trustee.

The Trustee is subject to TIA Section 310(b).  There shall be excluded from the operation of TIA Section 310(b)(i) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuer or any of the Guarantors are outstanding if the requirements for such exclusion set forth in TIA Section 310(b)(i) are met.

SECTION 7.11  Preferential Collection of Claims Against Company.  The Trustee is subject to TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b).  A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.

ARTICLE 8
 DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01  Option to Effect Legal Defeasance or Covenant Defeasance.  The Issuer may, at its option, and at any time, elect to have either Section 8.02 or Section 8.03 be applied to all outstanding Notes and the Note Guarantees related to the Notes upon compliance with the conditions set forth below in this Article 8.

SECTION 8.02  Legal Defeasance and Discharge.  Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes and all obligations of the Guarantors shall be deemed to have been discharged with respect to their obligations under the Note Guarantees related to the Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and Note Guarantees related to the Notes, respectively, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (a) through (d) below, and to have satisfied all their other obligations under such Notes, the related Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a)    the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.04, and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due;

(b)    the Issuer’s obligations with respect to such Notes under Article 2 concerning issuing temporary Notes, registration of Notes and mutilated, destroyed, lost or stolen Notes and the Issuer’s obligations under Section 4.02;

(c)    the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuer’s and the Guarantors’ obligations in connection therewith; and

(d)    this Article 8.

Subject to compliance with this Article 8, the Issuer may exercise their option under this Section 8.02 notwithstanding the prior exercise of their option under Section 8.03 hereof.

SECTION 8.03  Covenant Defeasance.  Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Section 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15, 4.17, 4.19 and 5.01(a)(3) with respect to the outstanding Notes and the Note Guarantees related to the Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and the Note Guarantees related to the Notes, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default with respect to Notes under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees shall be unaffected thereby.  In addition, upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 and Sections 6.01(3) through (7) shall not constitute Events of Default with respect to Notes.

SECTION 8.04  Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.02 or Section 8.03 to the outstanding Notes:

(1)	the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants delivered to the Trustee, to pay the principal of, or interest and premium, if any, on the outstanding Notes on the Stated Maturity or on the applicable date of redemption, as the case may be, and the Issuer must specify whether the Notes are being defeased to maturity or to a particular date of redemption;

(2)	in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming, subject to customary assumptions and exclusions, that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming, subject to customary assumptions and exclusions, that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default (other than that resulting from borrowing funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound (other than that resulting with respect to any Indebtedness being defeased from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to such Indebtedness, and the granting of Liens in connection therewith);

(6)	the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and

(7)	the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance contained herein have been complied with.

Notwithstanding the foregoing, the Opinion of Counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Notes not therefore delivered to the Trustee for cancellation (x) have become due and payable, or (y) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the Issuer’s name, and at the Issuer’s expense.

SECTION 8.05  Deposited Money and Government Securities to Be Held in Trust.

(a)    Subject to Section 8.06, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

(b)    The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

(c)    Notwithstanding anything in this Article 8 to the contrary, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or non-callable Government Securities held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.06  Repayment to the Issuer.  Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall, subject to applicable abandoned property law, be paid to the Issuer on its written request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the reasonable expense of the Issuer cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Issuer.

SECTION 8.07  Reinstatement. If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 8.02 or Section 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture with respect to the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or Section 8.03 and, in the case of a Legal Defeasance, the Guarantors’ obligations under their respective Note Guarantees shall be revised and reinstated as though no deposit had occurred pursuant to Section 8.02 or Section 8.03, in each case until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or Section 8.03, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of their obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9
 AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01  Without Consent of Holders.  Notwithstanding Section 9.02, the Issuer, the Guarantors, and the Trustee may amend or supplement this Indenture, the Notes or the Note Guarantees without the consent of any Holder of a Note:

(1)	to cure any ambiguity, omission, defect, mistake or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	to provide for the assumption of the Issuer’s or any Guarantor’s obligations to Holders in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets in accordance with the terms of this Indenture;

(4)	to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights under this Indenture of any such Holder;

(5)	to add covenants for the benefit of the Holders or to surrender any right or power conferred by the Issuer or any Guarantor;

(6)	to comply with requirements of the Commission;

(7)	to comply with Section 4.12 or Section 4.17 hereof or to otherwise add additional guarantees or liens with respect to the Notes;

(8)	to evidence and provide for the acceptance of appointment by a successor Trustee;

(9)	to provide for the issuance of Additional Notes in accordance with this Indenture; or

(10)	to conform the text of this Indenture or the Notes to any provision of the section of the Offering Memorandum entitled “Description of Notes” to the extent that such provision in this Indenture or the Notes was intended to conform to the text of such “Description of Notes” as evidenced by an Officer’s Certificate.

The consent of the Holders shall not be necessary to approve the particular form of any proposed amendment.  It shall be sufficient if such consent approves the substance of the proposed amendment.

After an amendment becomes effective, the Issuer shall to mail to Holders a notice briefly describing such amendment.  However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Upon the request of the Issuer accompanied by resolutions of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of any documents requested under Section 7.02(b) hereof, the Trustee shall join with the Issuer in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties, protections, privileges, indemnities or immunities under this Indenture or otherwise.  Notwithstanding the foregoing, any supplemental indenture executed pursuant to Section 9.01(7) shall be executed by the Issuer, the Guarantor providing such Note Guarantee and the Trustee.

SECTION 9.02  With Consent of Holders.

(a)    Except as otherwise provided in this Section 9.02, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture or the Notes (and related Note Guarantees) with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and, subject to Section 6.04 and Section 6.07, any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes (and related Note Guarantees) may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including Additional Notes, if any) (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

(b)    The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Persons entitled to consent to any indenture supplemental hereto.  If a record date is fixed, the Holders on such record date, or their duly designated proxies, and only such Persons, shall be entitled to consent to such supplemental indenture, whether or not such Holders remain Holders after such record date; provided that unless such consent shall have become effective by virtue of the requisite percentage having been obtained prior to the date which is 90 days after such record date, any such consent previously given shall automatically and without further action by any Holder be cancelled and of no further effect.

(c)    Upon the request of the Issuer accompanied by resolutions of its Board of Directors authorizing the execution of any such amendment or supplement to this Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02(b), the Trustee shall join with the Issuer in the execution of such amendment or supplement unless such amendment or supplement directly affects the Trustee’s own rights, duties, protections, privileges, indemnities or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amendment or supplement.

(d)    It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

(e)    After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall mail or send to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Issuer to mail or send such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.  Subject to Section 6.04 and Section 6.07, the Holders of a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) may waive compliance in a particular instance by the Issuer with any provision of this Indenture, or the Notes.  However, with respect to the Notes, without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any Note or alter the provisions, or waive any payment, with respect to the redemption of the Notes (other than the provisions relating to Section 4.10 and Section 4.14 and other than the notice periods with respect to a redemption of the Notes);

(3)	reduce the rate of or change the time for payment of interest on any Note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any Note payable in money other than U.S. dollars;

(6)	make any change in the provisions of this Indenture relating to waivers of past Defaults;

(7)	release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture;

(8)	impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Note Guarantees;

(9)	amend, change or modify the obligation of the Issuer to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with Section 4.10 after the obligation to make such Asset Sale Offer has arisen, or the obligation of the Issuer to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with Section 4.14after such Change of Control has occurred, including, in each case, amending, changing or modifying any definition relating thereto;

(10)	except as otherwise permitted under Section 4.17 and Section 5.01, consent to the assignment or transfer by the Issuer or any Guarantor of any of their rights or obligations under this Indenture;

(11)	amend or modify any of the provisions of this Indenture or the related definitions affecting the ranking of the Notes or any Note Guarantee in any manner adverse to the Holders of the Notes or any Note Guarantee; or

(12)	make any change in the preceding amendment and waiver provisions.

SECTION 9.03  Revocation and Effect of Consents.  Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

SECTION 9.04  Notation on or Exchange of Notes.  The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.  Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.05  Trustee to Sign Amendments, Etc.  The Trustee shall sign any amendment or supplement to this Indenture or any Note authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities, protections, privileges, indemnities or immunities of the Trustee.  The Issuer or any Guarantor may not sign an amendment or supplemental indenture or Note until its respective Board of Directors approves it.  In executing any such amendment or supplement or Note, the Trustee shall receive and (subject to Section 7.01) shall be fully protected in conclusively relying upon an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amendment or supplement is authorized or permitted by this Indenture and that it will be valid and binding upon the Issuer and the Guarantors in accordance with its terms.

ARTICLE 10
 NOTE GUARANTEES

SECTION 10.01  Guarantee.  Subject to this Article 10, each of the Guarantors hereby, jointly and severally, and fully and unconditionally, guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:  (i) the principal of, premium, if any, and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest on the Notes, if lawful (subject in all cases to any applicable grace period provided herein), and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder will be promptly paid in full, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same will be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  Failing payment when due of any amount so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.  Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(a)    The Guarantors hereby agree that, to the maximum extent permitted under applicable law, their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.  Subject to Section 6.06, each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(b)    If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to any of the Issuer or the Guarantors, any amount paid by any of them to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(c)    Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.  Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.  The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

SECTION 10.02  Limitation on Guarantor Liability.  Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to its Note Guarantee.  To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

SECTION 10.03  Execution and Delivery of Note Guarantee.  To evidence its Note Guarantee set forth in Section 10.01, each Guarantor hereby agrees this Indenture or a supplemental indenture shall be executed on behalf of such Guarantor by the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Guarantor, as the case may be.  Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.  If an Officer whose signature is on this Indenture or on a supplemental indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.  The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.17, the Issuer shall cause such Subsidiaries to execute supplemental indentures to this Indenture in accordance with Section 4.17 and this Article 10, to the extent applicable.

SECTION 10.04  Guarantors May Consolidate, Etc., on Certain Terms.

(a)    A Guarantor may not sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Issuer or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default shall have occurred and be continuing; and

(2)	either:

(A)	the Guarantor is the surviving corporation, the Person acquiring the property or assets in any such sale, assignment, transfer, conveyance or other disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) is organized or existing under the laws of the United States of America, any state thereof or the District of Columbia and assumes all the obligations of that Guarantor under this Indenture and its Note Guarantee pursuant to a supplemental indenture satisfactory to the Trustee (the “Successor Person”); or

(B)	such sale, assignment, transfer, conveyance or other disposition or consolidation or merger complies with Section 4.10.

(b)    In case of any such consolidation, merger, sale, assignment, transfer or conveyance and upon the assumption by the Successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by a Guarantor, such Successor Person shall succeed to and be substituted for such Guarantor with the same effect as if it had been named herein as a Guarantor.  All of the Note Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture.

(c)    Except as set forth in Article 5, and notwithstanding clauses (1) and (2) of Section 10.04(a), nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Issuer or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Issuer or another Guarantor.

(d)    Notwithstanding the foregoing, any Guarantor may (1) merge or consolidate with or into, wind up into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to another Guarantor or the Issuer, (2) merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Guarantor in the United States of America, any state thereof, the District of Columbia or any territory thereof, (3) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor or (4) liquidate or dissolve or change its legal form if the Issuer determines in good faith that such action is in the best interests of the Issuer and is not materially disadvantageous to the Holders.

SECTION 10.05  Release of Guarantor.

(a)    The Note Guarantee of a Guarantor shall be automatically released:

(1)	upon any direct or indirect sale, exchange, transfer or other disposition (by merger, consolidation or otherwise) of the Capital Stock of such Guarantor, after which the applicable Guarantor is no longer a Restricted Subsidiary of the Issuer, if such sale, exchange, transfer or other disposition is not in violation of the applicable terms of this Indenture;

(2)	upon the sale, exchange, transfer or other disposition of all or substantially all of the assets of such Guarantor, in a transaction that is not in violation of the applicable terms of this Indenture, to any Person who is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer;

(3)	upon the designation of any Restricted Subsidiary of the Issuer that is a Guarantor as an Unrestricted Subsidiary in accordance with Section 4.15;

(4)	upon the merger or consolidation of any Guarantor with and into the Issuer or another Guarantor or upon the liquidation of such Guarantor following the transfer of all of its assets to the Issuer or another Guarantor;

(5)	from the Suspension Date during the Suspension Period as set forth under Section 4.19;

(6)	upon satisfaction and discharge of the Notes as set forth under Section 11.01 or upon Legal Defeasance or Covenant Defeasance of the Notes as set forth under Article 8; or

(7)	upon the release or discharge of the guarantee which resulted in the creation of such Note Guarantee pursuant to Section 4.17, except a discharge or release by or as a result of payment under such guarantee (it being understood that a release subject to a contingent reinstatement will constitute a release for the purposes of this Section 10.05(a)(7)); provided that at the time of such release or discharge, such Guarantor is not then a guarantor or an obligor in respect of any other Indebtedness that would require it to provide a guarantee of the Notes under this Indenture.

(b)    Any Guarantor not released from its obligations under its Note Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 10.

(c)    If the Note Guarantee of any Guarantor is automatically released, the Issuer shall deliver to the Trustee an Officer’s Certificate stating the identity of the released Guarantor, the basis for release in reasonable detail, and that such release complies with this Indenture.  At the request of the Issuer, and upon delivery to the Trustee of an Officer’s Certificate and an Opinion of Counsel stating that such release complies with this Indenture, the Trustee shall execute and deliver an appropriate instrument evidencing such release of a Guarantor from the Note Guarantee (it being understood that the failure to obtain any such instrument shall not impair any automatic release pursuant to Section 10.05(a)).

SECTION 10.06  Benefits Acknowledged.  Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

ARTICLE 11
 SATISFACTION AND DISCHARGE

SECTION 11.01  Satisfaction and Discharge.

(a)   This Indenture shall be discharged and shall cease to be of further effect as to all Notes issued hereunder, when:

(1)	either:

(A)	all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Issuer) have been delivered to the Trustee for cancellation; or

(B)	all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the sending of a notice of redemption or otherwise or will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be;

(2)	no Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness and the granting of Liens in connection therewith) with respect to this Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(3)	the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(4)	the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the date of redemption, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

(b)    Notwithstanding the above, the Trustee shall pay to the Issuer from time to time upon its request any cash or Government Securities held by it as provided in this section which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect a satisfaction and discharge under this Article 11.

(c)    After the conditions to discharge contained in this Article 11 have been satisfied, and the Issuer has paid or caused to be paid all other sums payable hereunder by the Issuer, and delivered to the Trustee an Officer’s Certificate and Opinion of Counsel, each stating that all conditions precedent to satisfaction and discharge have been satisfied, the Trustee upon written request shall acknowledge in writing the discharge of the obligations of the Issuer and the Guarantors under this Indenture (except for those surviving obligations specified in Section 7.07).

SECTION 11.02  Deposited Money and Government Securities to Be Held in Trust.  Subject to Section 11.03 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 11.01 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

SECTION 11.03  Repayment to the Issuer.  Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall, subject to applicable abandoned property law, be paid to the Issuer on their request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in the New York Times or The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Issuer.

ARTICLE 12
 MISCELLANEOUS

SECTION 12.01  Notices.

(a)    Any notice or communication by the Issuer or any Guarantor, on the one hand, or the Trustee on the other hand, to the other is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer and/or any Guarantor:

Cincinnati Bell Inc.
221 East Fourth Street
Cincinnati, Ohio 45202
Attention:  Christopher Wilson, General Counsel
 Facsimile:  (513) 721-7358

with a copy to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019
Attention:   William V. Fogg, Esq.
Facsimile:   212-474-3700
 Telephone:  212-474-1131

If to the Trustee:

Regions Bank
Corporate Trust
3773 Richmond Avenue, Suite 1100
Houston, Texas 77046
Attention:   Alejandro Hoyos, Vice-President
Facsimile:  713-960-4058
Telephone: 713-244-8043

With a copy to:

Greenberg Traurig, P.A.
450 South Orange Avenue
Suite 650
Orlando, Florida  32801
Attention: Warren S. Bloom, Esq.
Facsimile:  407-461-0940
 Telephone: 407-999-2520

The Issuer, the Guarantors or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

(b)    All notices and communications (other than those sent to Holders) shall be deemed to have been duly given:  at the time delivered by hand, if personally delivered; three Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

(c)    Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar.  Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

(d)    Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar.  Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

(e)    In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

(f)    If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

(g)    If the Issuer mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

(h)    Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or repurchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the standing instructions from DTC or its designee, including by electronic mail in accordance with DTC operational arrangements or other Applicable Procedures.

SECTION 12.02  Communication by Holders with Other Holders.  The Issuer, the Trustee, the Registrar and any other Person shall have the protection of TIA Section 312(c).

SECTION 12.03  Certificate and Opinion as to Conditions Precedent.  Upon any request or application by the Issuer to the Trustee to take any action under this Indenture (except in connection with the original issuance of the Notes), the Issuer shall furnish to the Trustee:

(1)	an Officer’s Certificate (which shall include the statements set forth in Section 12.04 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2)	an Opinion of Counsel (which shall include the statements set forth in Section 12.04 hereof) stating that, in the opinion of such counsel (who may rely upon an Officer’s Certificate or certificates of public officials as to matters of fact), all such conditions precedent and covenants have been satisfied.

SECTION 12.04  Statements Required in Certificate or Opinion.

(a)    Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(1)	a statement that the Person making such certificate or opinion has read such covenant or condition;

(2)	a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)	a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4)	a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

SECTION 12.05  Rules by Trustee and Agents.  The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 12.06  No Personal Liability of Directors, Officers, Employees and Stockholders.  No director, officer, employee, incorporator, stockholder, member, manager or partner of the Issuer or any Guarantor, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive liabilities under the U.S. federal securities laws.

SECTION 12.07  Governing Law.  THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 12.08  Waiver of Jury Trial.  EACH OF THE ISSUER, THE GUARANTORS, THE HOLDERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 12.09  Consent to Jurisdiction.  Any legal suit, action or proceeding arising out of or based upon this Indenture or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding.  Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court.  The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court has been brought in an inconvenient forum.

SECTION 12.10  No Adverse Interpretation of Other Agreements.  This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or any of its Subsidiaries or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 12.11  Successors.  All agreements of the Issuer in this Indenture and the Notes shall bind its successors.  All agreements of the Trustee in this Indenture shall bind its successors.  All agreements of each Guarantor in this Indenture shall bind such Guarantor’s successors, except as otherwise provided in Section 10.04.

SECTION 12.12  Severability.  In case any provision in this Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 12.13  Counterpart Originals.  The parties may sign any number of copies of this Indenture (including by electronic transmission).  Each signed copy shall be an original, but all of them together represent the same agreement.  The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 12.14  Acts of Holders.  Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by the Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agents duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuer.  Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments.  Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Issuer if made in the manner provided in this Section 12.14.

(a)    The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such witness, notary or officer the execution thereof.  Where such execution is by a signer acting in a capacity other than his individual capacity, such certificate or affidavit shall also constitute sufficient proof of authority.  The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(b)    Notwithstanding anything to the contrary contained in this Section 12.14, the principal amount and serial numbers of Notes held by any Holder, and the date of holding the same, shall be proved by the register of the Notes maintained by the Registrar as provided in Section 2.04.

(c)    If the Issuer shall solicit from the Holders of the Notes any request, demand, authorization, direction, notice, consent, waiver or other Act, the Issuer may, at its option, fix a record date for the purpose of determining the Persons entitled to consent to such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Issuer shall have no obligation to do so. Such record date shall be the record date specified. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record of Notes (or their duly designated proxies) at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of the then outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the then outstanding Notes shall be computed as of such record date.

(d)    Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration or transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e)    Without limiting the foregoing, a Holder entitled hereunder to take any action hereunder with regard to any particular Note may do so itself with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents each of which may do so pursuant to such appointment with regard to all or any part of such principal amount.

SECTION 12.15  Benefit of Indenture.  Nothing in this Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto, any Paying Agent, any Registrar and its successors hereunder, and the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture.

SECTION 12.16  Table of Contents, Headings, Etc.  The Table of Contents and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 12.17  U.S.A. Patriot Act.  The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee.  The parties to this Indenture agree that they will provide the Trustee with such information as it may reasonably request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.  The Trustee acknowledges that it has received all information required pursuant to this Section 12.17 as of the date hereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Indenture as of September 22, 2016.

CINCINNATI BELL INC., as Issuer

By:	/s/ Christopher C. Elma
Name: Christopher C. Elma
Title: Vice President, Treasury & Tax

CBTS SOFTWARE LLC as Guarantor

By:	/s/ Christopher C. Elma
Name: Christopher C. Elma
Title: Vice President, Treasury & Tax

CINCINNATI BELL ANY DISTANCE INC. as Guarantor

By:	/s/ Christopher C. Elma
Name: Christopher C. Elma
Title: Vice President, Treasury & Tax

CINCINNATI BELL ANY DISTANCE OF VIRGINIA LLC as Guarantor

By:	/s/ Christopher C. Elma
Name: Christopher C. Elma
Title: Vice President, Treasury & Tax

CINCINNATI BELL ENTERTAINMENT INC. as Guarantor

By:	/s/ Christopher C. Elma
Name: Christopher C. Elma
Title: Vice President, Treasury & Tax

[Signature Page to Indenture]

CINCINNATI BELL TECHNOLOGY SOLUTIONS INC. as Guarantor

By:	/s/ Christopher C. Elma
Name: Christopher C. Elma
Title: Vice President, Treasury & Tax

CINCINNATI BELL TELECOMMUNICATION SERVICES LLC as Guarantor

By:	/s/ Christopher C. Elma
Name: Christopher C. Elma
Title: Vice President, Treasury & Tax

CINCINNATI BELL WIRELESS, LLC as Guarantor

By:	/s/ Christopher C. Elma
Name: Christopher C. Elma
Title: Vice President, Treasury & Tax

DATA CENTER INVESTMENTS INC. as Guarantor

By:	/s/ Christopher C. Elma
Name: Christopher C. Elma
Title: Vice President, Treasury & Tax

DATA CENTERS SOUTH INC. as Guarantor

By:	/s/ Christopher C. Elma
Name: Christopher C. Elma
Title: Vice President, Treasury & Tax

[Signature Page to Indenture]

EVOLVE BUSINESS SOLUTIONS LLC as Guarantor

By:	/s/ Christopher C. Elma
Name: Christopher C. Elma
Title: Vice President, Treasury & Tax

[Signature Page to Indenture]

REGIONS BANK, as Trustee

By:	/s/ Alejandro Hoyos
Name: Alejandro Hoyos
Title: Vice President

[Signature Page to Indenture]

EXHIBIT A

FORM OF NOTE

[Face of Note]

[THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.07(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.]

THIS NOTE (OR ITS PREDECESSOR) HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, THIS NOTE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE NEXT SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER: (1) REPRESENTS THAT IT IS NOT AN “AFFILIATE” (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF CINCINNATI BELL INC. AND (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A “QIB”),  OR  (B)  IT  IS  NOT  A  U.S.  PERSON  AND  HAS  ACQUIRED  THIS  NOTE  IN  AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT; (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN EXCEPT (A) TO CINCINNATI BELL INC. OR ANY OF ITS SUBSIDIARIES, (B) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) TO NON-U.S. PERSONS IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR 904 OF REGULATION S OF THE SECURITIES ACT, (D) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (E) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO CINCINNATI BELL INC. AND THE TRUSTEE) OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION; (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND; AND (4) AGREES THAT ANY SECURITY THAT IS OWNED BY AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF CINCINNATI BELL INC. MAY NOT BE RESOLD OR TRANSFERRED BY SUCH AFFILIATE OTHER THAN TO CINCINNATI BELL INC. OR A SUBSIDIARY THEREOF OR PURSUANT TO (A) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (B) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT OR (C) ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (IF AVAILABLE) IN A TRANSACTION THAT RESULTS  IN  SUCH  SECURITY  NO  LONGER  BEING  A  RESTRICTED  SECURITY  (AS DEFINED UNDER RULE 144). IN THE EVENT ANY SUCH PERSONS BENEFICIALLY OWNS AN INTEREST IN THE SECURITY PRIOR TO THE TIME CINCINNATI BELL INC. REMOVES THE RESTRICTIVE LEGEND ON THE SECURITY, CINCINNATI BELL INC. MAY REQUIRE THAT SUCH PERSONS HOLD THEIR INTERESTS IN THE SECURITY IN CERTIFICATED FORM BEARING AN APPROPRIATE RESTRICTIVE LEGEND AND A RESTRICTED CUSIP NUMBER. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTIONS” AND “UNITED STATES” HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT. THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING.

[Additional language for Regulation S Note to be inserted after paragraph 1]

[THE RIGHTS ATTACHING TO THIS REGULATION S GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).]

CUSIP [●]

No. [●]	$[●]*

CINCINNATI BELL INC.

7.000% SENIOR NOTES DUE 2024

Issue Date:  [●]

Cincinnati Bell Inc., an Ohio corporation, (the “Issuer”, which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to CEDE & CO. or its registered assigns, the principal sum of $[●] ([●] UNITED STATES DOLLARS), [subject to adjustments listed on the Schedule of Exchanges, Increases or Decreases of Interests in the Global Note attached hereto,] on July 15, 2024.

Interest Payment Dates:  January 15 and July 15, commencing [January 15, 2017]1.

Record Dates:  January 1 and July 1.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

[SIGNATURE PAGE FOLLOWS]

1 With respect to Notes issued on the Issue Date.

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by its duly authorized officer.

CINCINNATI BELL INC.

By:	/s/
Name:
Title:

(Trustee’s Certificate of Authentication)

This is one of the 7.000% Senior Notes due 2024 described in the within-mentioned Indenture.

Dated:  [●]

REGIONS BANK, as Trustee

By:
Authorized Signatory

[Reverse Side of Note]

CINCINNATI BELL INC.

7.000% SENIOR NOTES DUE 2024

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)    Interest:  Cincinnati Bell Inc. (the “Issuer”) promises to pay interest on the principal amount of this Note at 7.000% per annum from the date hereof until maturity.  The Issuer shall pay interest semi-annually in arrears on January 15 and July 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”).  Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be [January 15, 2017]2.  The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal from time to time on demand at the rate then in effect; the Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful.  Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

(2)    Method of Payment.  The Issuer shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders at the close of business on the record date immediately preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest.  If a Holder has given wire transfer instructions to the Issuer and the Paying Agent at least 10 Business Days prior to the applicable payment date, the Issuer or the Paying Agent shall pay all principal, interest and premium, if any, on that Holder’s Notes in accordance with those instructions.  All other payments on Notes shall be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to the Global Notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the account specified by DTC.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3)    Paying Agent and Registrar.  Initially, the Trustee under the Indenture shall act as Paying Agent and Registrar.  The Issuer may change any Paying Agent or Registrar without prior notice to any Holder.  The Issuer or any of its Subsidiaries may act in any such capacity.

(4)    Indenture.  The Issuer issued the Notes under an Indenture dated as of September 22, 2016 (“Indenture”) among the Issuer, the Guarantors (as defined in the Indenture) and the Trustee.  This Note is one of a duly authorized issue of notes of the Issuer designated as its 7.000% Senior Notes due 2024, initially issued in the aggregate principal amount of $425,000,000.  The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.  The Indenture pursuant to which this Note is issued provides that an unlimited aggregate principal amount of Additional Notes may be issued thereunder.

2 With respect to Notes issued on the Issue Date.

(5)    Optional Redemption.

(a)    At any time prior to September 15, 2019, the Issuer may redeem all or part of the Notes upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

(b)    At any time on or after September 15, 2019, the Issuer may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ prior notice at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, thereon, to the applicable date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on September 15 of the years indicated below:

Year	Percentage
2019	105.250%
2020	103.500%
2021	101.750%
2022 and thereafter	100.000%

(c)    At any time prior to September 15, 2019, the Issuer may redeem up to 40% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) upon not less than 30 nor more than 60 days’ prior notice at a redemption price of 107.000% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that:  (1) at least 60% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) must remain outstanding immediately after the occurrence of such redemption; and (2) the redemption must occur within 180 days of the date of the closing of such Equity Offering.

(d)    Notwithstanding anything in Article 3 of the Indenture or herein to the contrary, in connection with any tender offer for the Notes (including any Change of Control Offer or any Asset Sale Offer), if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuer, or any third party making such tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party shall have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem (with respect to the Issuer) or purchase (with respect to a third party) all Notes that remain outstanding following such purchase at a price equal to the price paid to each other Holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the date of redemption or purchase date, as the case may be, subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the date of redemption or purchase date, as the case may be.

(e)    Any redemption or purchase of the Notes, including in connection with an Equity Offering or a Change of Control, with the Net Proceeds of an Asset Sale or in connection with another transaction (or series of related transactions) or event, including any financing, may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related Equity Offering, Change of Control, Asset Sale or other transaction or event, as the case may be, and notice of such redemption or purchase may be given prior to the completion or the occurrence of the related Equity Offering, Change of Control, Asset Sale or other transaction or event.  In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the date of redemption or purchase may be delayed until such time (including more than 60 days after the date the notice of redemption or purchase was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the date of redemption or purchase, or by the date of redemption or purchase as so delayed, or such notice may be rescinded at any time in the Issuer’s discretion if in the good faith judgment of the Issuer any or all of such conditions will not be satisfied.  In addition, the Issuer may provide in such notice that payment of the redemption or purchase price and performance of the Issuer’s obligations with respect to such redemption or purchase may be performed by another Person.  In no event shall the Trustee be responsible for monitoring, or charged with knowledge of, the maximum aggregate amount of the Notes eligible under the Indenture to be redeemed or purchased.

(6)    Repurchase at Option of Holder.  If a Change of Control occurs (unless the Issuer has exercised its right to redeem all of the Notes pursuant to Section 3.07 of the Indenture), each Holder of Notes shall have the right to require the Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that Holder’s Notes pursuant to a Change of Control Offer at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, thereon, to the date of repurchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.  Subject to Section 3.09 of the Indenture, within 30 days following any Change of Control (unless the Issuer has exercised its right to redeem all of the Notes pursuant to Section 3.07 of the Indenture), the Issuer shall mail (or with respect to Global Notes, to the extent permitted or required by applicable DTC procedures or regulations, send electronically) a notice to each Holder with a copy to the Trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is sent, subject to Section 3.09 of the Indenture. The notice, if sent prior to the consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

(7)  Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Issuer is not required to transfer or exchange any Note selected for redemption.  Also, the Issuer is not required to transfer or exchange any Note (i) for a period of 15 days before the sending of a notice of redemption of Notes to be redeemed or (ii) tendered and not withdrawn in connection with a Change of Control Offer or an Asset Sale Offer.  Transfer may be restricted as provided in the Indenture.

(8)    Persons Deemed Owners.  The registered Holder of a Note will be treated as its owner for all purposes.

(9)    Amendment, Supplement and Waiver.  Subject to certain exceptions, the Indenture, the Note Guarantees or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes or any Note Guarantee may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).  Without the consent of any Holder of a Note, the Indenture, or the Notes may be amended or supplemented to, among other things, cure any ambiguity, defect or inconsistency, or make any change that does not adversely affect the legal rights under the Indenture of any such Holder.

(10)    Defaults and Remedies.  In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Issuer, all outstanding Notes will become due and payable immediately without further action or notice.  If any other Event of Default occurs and is continuing with respect to the Notes, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Issuer specifying the Event of Default.  The Holders of a majority in principal amount of the Notes then outstanding may rescind any such acceleration with respect to the Notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and all amounts owing to the Trustee have been paid.  In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in Section 6.01(5) of the Indenture, the declaration of acceleration of the Notes shall be automatically annulled (i) if the holders of all Indebtedness described in Section 6.01(5) of the Indenture have rescinded the declaration of acceleration in respect of such Indebtedness within 30 Business Days of the date of such declaration, if the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction, (ii) all existing Events of Default, except non-payment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived, and (iii) all amounts owing to the Trustee have been paid.  Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture.  Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders of the Notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.  If certain conditions are satisfied, Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

(11)    Trustee Dealings with Company.  The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may become a creditor of, or otherwise deal with the Issuer or any of its Affiliates, with the same rights it would have if it were not Trustee.

(12)    No Recourse Against Others.  No director, officer, employee, incorporator, stockholder, member, manager or partner of the Issuer or any Guarantor, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive liabilities under the U.S. federal securities laws.

(13)    Authentication.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(14)    CUSIP Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice and reliance may be placed only on the other identification numbers placed thereon.

(15)    Guarantee.  As provided in the Indenture and subject to certain limitations therein set forth, the Issuer’s obligations under the Notes are fully and unconditionally guaranteed, jointly and severally, by the Guarantors.

(16)    Governing Law.  THE INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(17)    Copies of Documents.  The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture.  Requests may be made to:

Cincinnati Bell Inc.
221 East Fourth Street
Cincinnati, Ohio 45202
Attention:  Christopher Wilson, General Counsel
 Facsimile:  (513) 721-7358

ASSIGNMENT FORM
To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(INSERT ASSIGNEE’S LEGAL NAME)
(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint
to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

☐ Section 4.10	☐ Section 4.14

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$_________________

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*  Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF EXCHANGES, INCREASES OR DECREASES OF
 INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of Authorized Signatory of Trustee or Custodian

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Cincinnati Bell Inc.
221 East Fourth Street
Cincinnati, Ohio 45202
Attention:  Christopher Wilson, General Counsel
 Facsimile:  (513) 721-7358

Regions Bank
Corporate Trust Department
3773 Richmond Avenue, Suite 1100
Houston, Texas 77046
Attention:  Alejandro Hoyos, Vice-President
Facsimile: (713) 960-4058

Re:  7.000% Senior Notes due 2024

Reference is hereby made to the Indenture, dated as of September 22, 2016 (the “Indenture”), between Cincinnati Bell Inc., an Ohio corporation, (the “Issuer”), the subsidiaries of the Issuer listed on the signature pages thereof as Guarantors, and Regions Bank, as trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

___________________ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount at maturity of $___________ in such Note[s] or interests (the “transfer”), to ___________________________ (the “Transferee”), as further specified in Annex A hereto.  In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

☐    1.  Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Definitive Note Pursuant to Rule 144A.  The transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such transfer is in compliance with any applicable blue sky securities laws of any state of the United States of America.  Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

☐    2.  Check if Transferee will take delivery of a beneficial interest in a Legended Regulation S Global Note, or a Definitive Note pursuant to Regulation S.  The transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States of America and (x) at the time the buy order was originated, the Transferee was outside the United States of America or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States of America or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States of America, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser).  Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Legended Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

☐    3.  Check and complete if Transferee will take delivery of a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144, Rule 144A or Regulation S.  The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States of America, and accordingly the Transferor hereby further certifies that (check one):

☐    (a)  such Transfer is being effected to the Issuer or a subsidiary thereof; or

☐    (b)  such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act.  Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Definitive Notes and in the Indenture and the Securities Act.

4.     Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

☐    (a)  Check if Transfer is Pursuant to Rule 144.  (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States of America and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

☐    (b)  Check if Transfer is Pursuant to Regulation S.  (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States of America and, in the case of a transfer from a Restricted Global Note or a Restricted Definitive Note, the Transferor hereby further certifies that (a) the Transfer is not being made to a person in the United States of America and (x) at the time the buy order was originated, the Transferee was outside the United States of America or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States of America or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States of America, (b) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (c) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (d) the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person, and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

☐    (c)  Check if Transfer is Pursuant to Other Exemption.  (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States of America and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

Dated:

[Insert Name of Transferor]

By:
Name:
Title:

ANNEX A TO CERTIFICATE OF TRANSFER

1. The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

☐	(a) a beneficial interest in the:

(i) 144A Global Note (CUSIP __________); or

(ii) Regulation S Global Note (CUSIP __________); or

☐	(b) a Restricted Definitive Note.

2. After the Transfer the Transferee will hold:

[CHECK ONE]

☐	(a) a beneficial interest in the:

(i) 144A Global Note (CUSIP __________); or

(ii) Regulation S Global Note (CUSIP __________); or

(iii) Unrestricted Global Note (CUSIP __________); or

☐	(b) a Restricted Definitive Note; or

☐	(c) an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Cincinnati Bell Inc.
221 East Fourth Street
Cincinnati, Ohio 45202
Attention:  Christopher Wilson, General Counsel
 Facsimile:  (513) 721-7358

Regions Bank
Corporate Trust
3773 Richmond Avenue, Suite 1100
Houston, Texas 77046
Attention:   Alejandro Hoyos, Vice-President
Facsimile:  713-960-4058

Re:  7.000% Senior Notes due 2024

Reference is hereby made to the Indenture, dated as of September 22, 2016 (the “Indenture”), between Cincinnati Bell Inc., an Ohio corporation, (the “Issuer”), the subsidiaries of the Issuer listed on the signature pages thereof as Guarantors, and Regions Bank, as trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

__________________________ (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount at maturity of $____________ in such Note[s] or interests (the “Exchange”).  In connection with the Exchange, the Owner hereby certifies that:

1.  Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

☐    (a)  Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount at maturity, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States of America.

☐    (b)  Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States of America.

☐    (c)  Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note.  In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States of America.

☐    (d)  Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note.  In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States of America.

2.    Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

☐    (a)  Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount at maturity, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

☐  (b)  Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note.  In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE]:

☐  144A Global Note,

☐  Regulation S Global Note,

with an equal principal amount at maturity, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States of America.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

Dated:

[Insert Name of Transferor]

By:
Name:
Title:

EXHIBIT D

FORM OF CERTIFICATE FROM
 ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

Cincinnati Bell Inc.
221 East Fourth Street
Cincinnati, Ohio 45202
Attention:  Christopher Wilson, General Counsel
 Facsimile:  (513) 721-7358

Regions Bank
Corporate Trust
3773 Richmond Avenue, Suite 1100
Houston, Texas 77046
Attention:   Alejandro Hoyos, Vice-President
Facsimile:  713-960-4058

Re:  7.000% Senior Notes due 2024

Reference is hereby made to the Indenture, dated as of September 22, 2016 (the “Indenture”), between Cincinnati Bell Inc., an Ohio corporation (the “Issuer”), the subsidiaries of the Issuer listed on the signature pages thereof as Guarantors, and Regions Bank, as trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $____________ aggregate principal amount of:

(a)    ☐  beneficial interest in a Global Note, or

(b)    ☐  a Definitive Note,

we confirm that:

1.  We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2.  We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence.  We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we shall do so only (A) to the Issuer or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Issuer a signed letter substantially in the form of this letter and an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States of America in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3.  We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Issuer such certifications, legal opinions and other information as you and the Issuer may reasonably require to confirm that the proposed sale complies with the foregoing restrictions.  We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4.  We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5.  We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

The Trustee and the Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Dated:
[Insert Name of Accredited Investor]

By:
Name:
Title:

EXHIBIT E

FORM OF SUPPLEMENTAL INDENTURE
 TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of _____________, among __________________ (the “Guaranteeing Subsidiary”), a subsidiary of Cincinnati Bell Inc., an Ohio corporation (or its permitted successor) (the “Issuer”), and Regions Bank (or its permitted successor), as trustee under the Indenture referred to below (the “Trustee”).  Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture.

W I T N E S S E T H

WHEREAS, the Issuer and the other Guarantors party thereto have heretofore executed and delivered an Indenture, dated as of September 22, 2016 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance by the Issuer of its 7.000% Senior Notes due 2024 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall, subject to Article 10 of the Indenture, unconditionally guarantee the Notes on the terms and conditions set forth therein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Issuer, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders as follows:

ARTICLE 1
 DEFINITIONS

Section 1.1    Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE 2
 AGREEMENT TO GUARANTEE

Section 2.1    Agreement to be Bound.  The Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

Section 2.2    Guarantee.  The Guaranteeing Subsidiary agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Note Guarantees pursuant to Article 10 of the Indenture on a senior basis.

ARTICLE 3
 MISCELLANEOUS

Section 3.1    Execution and Delivery.  The Guaranteeing Subsidiary agrees that the Note Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of the Note Guarantee.

Section 3.2    Benefits Acknowledged.  The Guaranteeing Subsidiary’s Note Guarantee is subject to the terms and conditions set forth in the Indenture.  The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee and this Supplemental Indenture are knowingly made in contemplation of such benefits.

Section 3.3    Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.4    Severability.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.5    Guaranteeing Subsidiary May Consolidate, Etc., on Certain Terms.  The Guaranteeing Subsidiary may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into, any Person other than as set forth in Section 10.04 of the Indenture.

Section 3.6    Release.  The Guaranteeing Subsidiary’s Note Guarantee shall be released as set forth in Section 10.05 of the Indenture.

Section 3.7    No Recourse Against Others.  Pursuant to Section 12.06 of the Indenture, no director, officer, employee, incorporator or stockholder of the Guaranteeing Subsidiary shall have any liability for any obligations of the Guaranteeing Subsidiary under the Notes, the Indenture, this Supplemental Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.  This waiver and release are part of the consideration for the Note Guarantee.

Section 3.8    Governing Law.  THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

Section 3.9    Waiver of Jury Trial.  THE GUARANTEEING SUBSIDIARY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.10    Counterparts.  The parties may sign any number of copies of this Supplemental Indenture (including by electronic transmission).  Each signed copy shall be an original, but all of them together represent the same agreement.  The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 3.11    Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.12  Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuer.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

[NAME OF GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

CINCINNATI BELL INC.

By:
Name:
Title:

REGIONS BANK, as Trustee

By:
Name:
Title:

[Signature Page to Supplemental Indenture]